Exhibit 2.1

STOCK PURCHASE AGREEMENT

among:

OMNICELL, INC.,

a Delaware corporation;

RIOUX VISION,

a South Carolina corporation;

and

SHAWN RIOUX

Dated as of November 29, 2007

1

2

3

4

EXHIBITS

Exhibit A:	Certain Definitions

Exhibit B:	Form of Escrow Agreement

Exhibit C:	[Reserved]

Exhibit D:	Dispute Resolution Procedures

Exhibit E:	Form of General Release

Exhibit F:	Form of Spousal Consent

Exhibit G:	Form of opinion letter from Nexsen Pruet, LLC

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is entered into as of November 29, 2007 by and among OMNICELL, INC., a Delaware corporation (the “Purchaser”), RIOUX VISION, INC., a South Carolina corporation (the “Company”), and SHAWN RIOUX (the “Selling Stockholder”). Certain capitalized terms used in this Agreement are defined on Exhibit A.

RECITALS

A.            The Selling Stockholder owns 100 shares of the common stock of the Company (the “Shares”), which constitute all of the outstanding capital stock of the Company.

B.            The Selling Stockholder wishes to sell the Shares to the Purchaser on the terms set forth in this Agreement.

C.            Concurrently with the execution and delivery of this Agreement, the Selling Stockholder is entering into a Noncompetition Agreement (the “Noncompetition Agreement”) in favor of the Purchaser and the Company, to be effective upon the Closing and the Selling Stockholder’s spouse is entering into the Spousal Consent.

AGREEMENT

The Purchaser, the Company and the Selling Stockholder, intending to be legally bound, agree as follows:

SECTION 1.         SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

1.1          Sale and Purchase of Shares.  At the Closing, the Selling Stockholder shall sell, assign, transfer and deliver the Shares to the Purchaser, and the Purchaser shall purchase the Shares from the Selling Stockholder, on the terms and subject to the conditions set forth in this Agreement.

1.2          Purchase Price.

(a)     Subject to the deductions or additions in Section 1.2(b), the aggregate purchase price payable by the Purchaser for the Shares (the “Purchase Price”) shall consist of an amount in cash (the “Cash Consideration”) equal to $26,000,000 minus:

(i)            the aggregate amount of Company Transaction Expenses paid or payable (including any Company Transaction Expenses that will become payable after the Closing with respect to services performed or actions taken prior to the Closing) (the “Aggregate Transaction Expense Amount”), as set forth and represented in the Consideration Certificate (as defined in Section 6.6(i) (it being understood that the Aggregate Transaction Expense Amount shall include all payments or other expenses of the Company that arise, are triggered or become due or payable as a result of the consummation of the Transactions, including change of control payments, bonuses or similar payments);

(ii)           the aggregate amount owed by the Selling Stockholder to the Company as of the Closing Date, including all loans and promissory notes other than those listed on Schedule 1.2(a)(ii) (the “Closing Stockholder Payables Amount”), as set forth and represented in the Consideration Certificate;

(iii)         the aggregate amount to be paid to James Weaver pursuant to the Settlement Agreement referred to in Section 6.6(d);

(iv)          the aggregate amount to be paid to Stephan Rioux pursuant to the Acknowledgment and Release Agreement referred to in Section 6.6(e);

(v)            the Closing Debt Amount, as set forth and represented in the Consideration Certificate; and

(vi)          an amount (the “Estimated Working Capital Adjustment Amount”) equal to $2,000,000 minus the Estimated Working Capital Amount (as defined in Section 4.10 below), as set forth and represented in the Consideration Certificate; provided, however, that if the Working Capital Adjustment Amount is a negative number, the Working Capital Adjustment Amount shall instead be added to, and not subtracted from the Cash Consideration; and (B) in no event shall the amount, if any, that is added to the Cash Consideration pursuant to this Section 1.2(a)(vi) exceed $1,500,000.

(b)     Notwithstanding anything to the contrary contained in Section 1.2(a) or elsewhere in this Agreement, at or promptly after the Closing, an aggregate of $5,000,000 of the Cash Consideration (the “Escrow Amount”) otherwise payable to the Selling Stockholder pursuant to Section 1.2(c) shall be withheld from the Selling Stockholder and deposited in an escrow account (the “Escrow Account”), to be held and distributed by U.S. Bank National Association (the “Escrow Agent”) in accordance with the terms of that certain Escrow Agreement, substantially in the form of Exhibit B (the “Escrow Agreement”).

(c)     The Cash Consideration (after deduction of all of the amounts set forth in Section 1.2(a) and the Escrow Amount) shall be distributed to the Selling Stockholder on or promptly following the Closing Date.

1.3          Working Capital Adjustment.

(a)     On or before 60 calendar days after the Closing Date, the Purchaser shall deliver to the Selling Stockholder a balance sheet of the Company as of the close of business on the Closing Date (the “Closing Date Balance Sheet”)  prepared in accordance with GAAP and on a basis consistent with the Company Financial Statements. The Closing Date Balance Sheet shall set forth, and contain all of the information necessary to calculate, the amount of Working Capital of the Company as of the Closing Date (the “Proposed Final Working Capital Amount”). If the Proposed Final Working Capital Amount as set forth in the Closing Date Balance Sheet is between (or equal to) 95% and 105% of the Estimated

Working Capital Adjustment Amount then no further actions shall be taken pursuant to this Section 1.3 and there shall be no payment by or to the Purchaser pursuant to this Section 1.3 or otherwise with respect to any working capital adjustment. Otherwise, the Purchaser shall provide to the Selling Stockholder and his counsel and accountants reasonable access to records and personnel of the Purchaser as necessary to review the Closing Date Balance Sheet and to deal with proceedings before the Reviewing Accountant (as defined below). Within thirty (30) calendar days of the delivery of the Closing Date Balance Sheet to the Selling Stockholder, the Selling Stockholder may give written notice to the Purchaser that it disputes certain items contained in the Closing Date Balance Sheet and used to calculate the Proposed Final Working Capital Amount (the “Dispute Notice”), which shall specify in reasonable detail the dollar amount of any objection and basis therefor. If the Selling Stockholder fails to provide a Dispute Notice within the time specified, then the Closing Date Balance Sheet and the Proposed Final Working Capital Amount shall be deemed to be accepted by the Selling Stockholder. Upon delivery of the Dispute Notice, the Purchaser and the Selling Stockholder agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Working Capital Amount shall be made to the extent agreed upon by them in writing. If within 20 calendar days after delivery of a Dispute Notice to the Purchaser (the “Settlement Period”) the Purchaser and the Selling Stockholder are unable to resolve the matter, the Selling Stockholder shall submit the disputed items within 20 calendar days after the end of the Settlement Period to a nationally recognized firm of independent accountants selected jointly by the Purchaser and the Selling Stockholder (the “Reviewing Accountant”), who shall adjudicate only those items still in dispute with respect to the Proposed Final Working Capital Amount. If the Selling Stockholder fails to submit the disputed items to the Reviewing Accountant within the time specified, the Closing Date Balance Sheet and the Proposed Final Working Capital Amount shall be deemed accepted by the Selling Stockholder, adjusted to the extent of any written agreements between the Purchaser and the Selling Stockholder; provided, however, the 30 day period within which the Selling Stockholder has the right to submit any disputed items to the Reviewing Accountant shall be tolled during the time the Parties are attempting to agree upon the identity of the Reviewing Accountant. The Purchaser and the Selling Stockholder shall have the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Reviewing Accountant, if at all, no later than 15 calendar days after the date of referral of the disputed matters to the Reviewing Accountant. The Purchaser and the Selling Stockholder shall also have the opportunity to meet with the Reviewing Accountant to discuss the disputed matters, provided that a representative of both the Purchaser and the Selling Stockholder is present at any such meeting. The Reviewing Accountant shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within 30 calendar days after the Purchaser and the Selling Stockholder have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The determination of the Reviewing Accountant with respect to the correctness of each matter in dispute shall be final and binding on the Purchaser and the Selling Stockholder. The fees, costs and expenses of the Reviewing Accountant shall be borne entirely by the party whose assertions regarding the Proposed Final Working Capital Amount differ in the aggregate by the greatest amount from the Final Working Capital Amount (as defined below) as determined by the Reviewing

Accountant. The amount of Working Capital as of the Closing Date agreed upon by the Purchaser and the Selling Stockholder (or deemed accepted) under this Section 1.3(a), as adjusted, if necessary, based on a decision by the Reviewing Accountant hereunder, is referred to herein as the “Final Working Capital Amount.”

(b)           If the Final Working Capital Adjustment Amount (as defined below) is a negative number, then the Purchaser shall be entitled to an amount equal to the absolute value of the Final Working Capital Adjustment Amount, to be either, at the Purchaser’s sole discretion: (i) remitted from the Escrow Account in accordance with the Escrow Agreement;  or (ii) paid by the Selling Stockholder within 10 business days after the final determination of the Final Working Capital Amount. If the Final Working Capital Adjustment Amount is a positive number, then the Purchaser shall, within 10 business days after the final determination of the Final Working Capital Amount, pay to the Selling Stockholder in immediately available funds, an amount equal to the Final Working Capital Adjustment Amount. For purposes of this Agreement, the “Final Working Capital Adjustment Amount” (which may be a positive or negative number) shall be equal to: (i) the amount that would have been the Estimated Working Capital Adjustment Amount had the Final Working Capital Amount been used to calculate such amount instead of the Estimated Working Capital Amount; minus (ii) the actual Estimated Working Capital Adjustment Amount.

(c)           Notwithstanding anything to the contrary contained in this Agreement, any payments to be made to the Purchaser pursuant to this Section 1.3 shall not be subject to the threshold amount described in Section 9.3(a) below.

1.4          Closing.  The closing of the sale of the Shares to the Purchaser (the “Closing”) shall take place at the offices of the Purchaser at 10:00 a.m. (California time) on the date three business days following the satisfaction or waiver of the last to be satisfied or waived of the closing conditions set forth in Section 6 and Section 7 below (or at such other place or time as the Purchaser and the Selling Stockholder may jointly designate). For purposes of this Agreement, “Closing Date” shall mean to the time and date as of which the Closing actually takes place.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLING STOCKHOLDER

Except as otherwise set forth in the Disclosure Schedule, which shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure (with the information disclosed in any numbered or lettered part being deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure), the Company and the Selling Stockholder jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

2.1          Due Organization; No Subsidiaries; Etc.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and has all necessary power and authority:

(i)            to conduct its business in the manner in which its business is currently being conducted;

(ii)           to own and use its assets in the manner in which its assets are currently owned and used; and

(iii)         to perform its obligations under all Company Contracts.

(b)     The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

(c)     The Company is not and has never been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(d)     Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e)     Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs.

(f)      The Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.

2.2          Certificate of Incorporation and Bylaws; Records.

(a)     The Company has delivered to the Purchaser accurate and complete copies of:

(i)            the Company’s certificate of incorporation and bylaws, including all amendments thereto;

(ii)           the stock records of the Company; and

(iii)         the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.

There have been no meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.

(b)     There has not been any violation of any of the provisions of the Company’s certificate of incorporation or bylaws or of any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

(c)     The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct control of the Company. The Company has in place, and has at all times had in place, an adequate and appropriate system of internal controls.

2.3          Capitalization, Etc.

(a)     The authorized capital stock of the Company consists of:

(i)            7,500 shares of common stock having a par value of $1.00  per share, of which 100 shares (constituting all of the Shares) have been issued and are outstanding.

(ii)           The Selling Stockholder owns all of the outstanding shares of capital stock of the Company.

(iii)         The Selling Stockholder has, and the Purchaser will acquire at the Closing, good and valid title to the Shares free and clear of any Encumbrances.

(b)     All of the Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Selling Stockholder has delivered to the Purchaser accurate and complete copies of the stock certificates evidencing the Shares.

(c)     There is no:

(i)            outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company;

(ii)           outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;

(iii)         Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

(iv)          condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(d)     Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities so reacquired by the Company were reacquired in full compliance with the applicable provisions of the South Carolina Code of Laws and with all other applicable Legal Requirements.

2.4          Financial Statements.

(a)     The Company has delivered to the Purchaser the following financial statements and notes (collectively, the “Company Financial Statements”):

(i)            the audited balance sheet of the Company has of December 31, 2006, and the related audited statements of operations, changes in stockholders’ equity and cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and certification of Elliot Davis LLC relating thereto;

(ii)           the audited balance sheet of the Company as of December 31, 2005, and the related audited statements of operations, changes in stockholders’ equity and cash flows of the Company for the year then ended, together with the notes thereto and the unqualified report and certification of Elliot Davis LLC relating thereto;

(iii)         the unaudited balance sheet of the Company as of October 31, 2007 (the “Unaudited Interim Balance Sheet”) and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Company for the ten months then ended, together with the notes thereto; and

(iv)          the unaudited balance sheet of the Company as of September 30, 2007 and the related unaudited statements of operations, changes in stockholders’ equity and cash flows of the Company for the nine months then ended, together with the notes thereto.

(b)     All of the Company Financial Statements are accurate and complete in all material respects, and the dollar amount of each line item included in the Company Financial Statements is accurate in all material respects. The financial statements and notes referred to in Section 2.4(a)(i) and Section 2.4(a)(ii) present fairly the financial position of the Company as of December 31, 2006 or December 31, 2005, as applicable, and the results of operations, changes in stockholders’ equity and cash flows of the Company for the years then ended. The financial statements and notes referred to in Sections 2.4(a)(iii) and 2.4(a)(iv) present fairly the financial position of the Company as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered. All financial projections regarding the Company and its business provided to the Purchaser were prepared by the management of the Company in good faith and the assumptions upon which such projections were based were reasonable as of the date of such projections and are reasonable as of the date hereof.

(c)     The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has provided the Purchaser with all written descriptions of, or any policies, manuals and other documents promulgating, such internal accounting controls.

2.5          Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since October 31, 2007:

(a)           there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof), and no event has occurred that might have a material adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof);

(b)           there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c)           the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)           the Company has not sold or otherwise issued any shares of capital stock or any other securities;

(e)           the Company has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)            the Company has not purchased or otherwise acquired any asset from any other Person, except for supplies acquired by the Company in the ordinary course of business consistent with past practices;

(g)           the Company has not leased or licensed any asset from any other Person;

(h)           the Company has not made any capital expenditure in excess of $10,000 in the aggregate;

(i)            the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by the Company from its inventory in the ordinary course of business;

(j)            the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k)           the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(l)            the Company has not made any loan or advance to any other Person;

(m)          the Company has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(n)           the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Material Contract ;

(o)           no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated;

(p)           the Company has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the ordinary course of business consistent with past practices;

(q)           the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Unaudited Interim Balance Sheet or have been incurred by the Company since October 31, 2007 in the ordinary course of business consistent with past practices, and (ii) have been discharged or paid in the ordinary course of business consistent with past practices;

(r)           the Company has not forgiven any debt or otherwise released or waived any right or claim;

(s)           the Company has not changed any of its methods of accounting or accounting practices in any respect;

(t)            the Company has not entered into any transaction or taken any other action outside the ordinary course of business consistent with past practices; and

(u)           the Company has not agreed, committed or offered (in writing or otherwise), and has not attempted, to take any of the actions referred to in clauses “(c)” through “(t)” above.

2.6          Title to Assets.

(a)     The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:

(i)            all assets reflected on the Unaudited Interim Balance Sheet (except for inventory sold by the Company since October 31, 2007 in the ordinary course of business consistent with past practices);

(ii)           all assets acquired by the Company since October 31, 2007 (except for inventory sold by the Company since October 31, 2007 in the ordinary course of business consistent with past practices);

(iii)         all assets referred to in Parts 2.8, 2.9, 2.10 and 2.12 of the Disclosure Schedule and all of the Company’s rights under Company Contracts; and

(iv)          all other assets reflected in the Company’s books and records as being owned by the Company.

Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any Encumbrances.

(b)     Part 2.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company.

(c)     The assets of the Company collectively constitute all of the properties, rights, interests and other tangible and intangible assets used in or necessary to enable the Company to conduct the Company’s business in the manner in which such business is currently being conducted.

2.7          Bank Accounts.  Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

(a)           the name and location of the institution at which such account is maintained;

(b)           the name in which such account is maintained and the account number of such account;

(c)           a description of such account and the purpose for which such account is used;

(d)           the current balance in such account;

(e)           the rate of interest being earned on the funds in such account; and

(f)            the names of all individuals authorized to draw on or make withdrawals from such account.

There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

2.8          Receivables; Major Customers.

(a)     Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of October 31, 2007.

(b)     Except as set forth in Part 2.8 of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since October 31, 2007 and have not yet been collected):

(i)            represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business consistent with past practices; and

(ii)           in case of those accounts receivable which, as of the Closing Date, have been outstanding for at least 31 days since the issuance of the invoice related thereto, will be collected in full (without any counterclaim or setoff) on or before the date which is 120 days following the Closing Date through commercially reasonable collection efforts of the Purchaser or the Company (it being understood that such efforts would not include the instigation of any Proceeding), except to the extent specifically reserved against in the Estimated Balance Sheet.

(c)     Part 2.8 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other

Person that accounted for (i) more than $100,000 of the Company’s gross revenues in 2005 or 2006 or (ii) more than $100,000 of the Company’s gross revenues in the three quarters of 2007. The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or other Person identified in Part 2.8 of the Disclosure Schedule may cease dealing with the Company or may otherwise reduce the volume of business transacted by such Person with the Company below historical levels. Part 2.8 of the Disclosure Schedule sets forth all orders of the Company as of the date of this Agreement that have been received but not yet shipped by the Company (the “Backlog Orders”). The Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any Backlog Order may be cancelled or modified.

2.9          Inventory.  Part 2.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Company as of October 31, 2007. All of the Company’s existing inventory (including all inventory that is reflected on the Unaudited Interim Balance Sheet and that has not been disposed of by the Company since October 31, 2007):

(a)           is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business consistent with past practices;

(b)           has been priced at the lower of cost or market value using the “first-in, first-out” method; and

(c)           is free of any known defect or deficiency.

The inventory levels maintained by the Company (i) are not excessive in light of the Company’s normal operating requirements, and (ii) are adequate for the conduct of the Company’s operations in the ordinary course of business consistent with past practices.

2.10        Equipment, Etc.

(a)     Part 2.10 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) owned by the Company, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.10 also accurately identifies all tangible assets leased to the Company.

(b)     Each asset identified or required to be identified in Part 2.10 of the Disclosure Schedule:

(i)            is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

(ii)           complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

(iii)         is adequate for the uses to which it is being put.

The assets identified in Part 2.10 of the Disclosure Schedule are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

2.11        Real Property.  The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.13 of the Disclosure Schedule. Part 2.11 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises.

2.12        Intellectual Property; Privacy.

(a)     Part 2.12(a) of the Disclosure Schedule accurately identifies and describes each Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Company.

(b)     Part 2.12(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (d) each Company Product identified in Part 2.12(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Company has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to each such item of Registered IP.

(c)     Part 2.12(c) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees in the Company’s standard form thereof and (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the Company’s business); and (b) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive.

(d)     Part 2.12(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)     Part 2.12(e) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)      The Company has provided to the Purchaser a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Part 2.12(f) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the Company’s business, research, or development.

(g)     The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights exclusively licensed to the Company, as identified in Part 2.12(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.12(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii)           Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Company and confidentiality provisions protecting the Company IP. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Company.

(iii)         No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)          The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company or any Company Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by the Company has been disclosed or licensed to any escrow agent or other Person.

(v)            The Company have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.

(vi)          The Company is not, nor was it ever a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.

(vii)         The Company owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights needed to conduct its business as currently conducted.

(h)     All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)            The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)           No trademark or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by the Company.

(iii)         Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or rejected. Part 2.12(h)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)          No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the best of the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the best of the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)      To the best of the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.12(i) of the Disclosure Schedule accurately identifies (and the Company has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)      Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k)     The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. No Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. There is no legitimate basis for a claim that the Company or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(l)      Except as set forth on Part 2.12(l) of the Disclosure Schedule, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the best of the Company’s Knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Proceeding. None of the Companies have ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person.

(m)    The Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts).

(n)     To the best of the Company’s Knowledge, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(o)     To the best of the Company’s Knowledge, none of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by the Company at any time since 2001 (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, “Company Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software.

(p)     To the best of Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(q)     No source code for any Company Software has been delivered, licensed, or made available by or on behalf of the Company to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

(r)     Part 2.12(r) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(s)     No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Product.

(t)      Part 2.12(t) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time since 2000 and identifies, with respect to each Company Privacy Policy, (i) the period of time during which such privacy policy was or has been in effect, (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (iii) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy.

(u)     Part 2.12(u) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the best of the Company’s Knowledge, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(v)      The Company has complied at all times and in all respects with all of the Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data, or Personal Data, including HIPAA.

(w)     Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor the Purchaser’s possession or use of the User Data or any data or information in the Company Databases, will result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy, User Data, or Personal Data, including HIPAA.

2.13        Contracts.

(a)     Part 2.13 of the Disclosure Schedule accurately identifies:

(i)            (A) each Company Contract relating to the employment of, or the performance of services by, any Company Employee; (B) any Company Contract pursuant to which the Company is or may become obligated to make or provide any severance, termination, post-termination or similar payment or benefit to any Company Employee; and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii)           each Company Contract which provides for indemnification of any officer, director, employee or agent;

(iii)         each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv)          each Company Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v)            each Company Contract relating to the acquisition, transfer, development or sharing of any technology, Intellectual Property or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company);

(vi)          each Company Contract with any service providers, manufacturers, suppliers, distributors, partners or persons having similar business relationships with the Company;

(vii)         each Company Contract relating to the license of any patent, copyright, trade secret or other Intellectual Property or Intellectual Property Right to or from the Company;

(viii)        each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of the Company;

(ix)          each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(x)           each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop or distribute any technology;

(xi)          each Company Contract: (A) granting exclusive rights to license, market, sell or deliver any of the products or services of the Company; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xii)         each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(xiii)       each Company Contract regarding the acquisition, issuance or transfer of any securities and each Company Contract affecting or dealing with any securities of the Company including any restricted share agreements or escrow agreements;

(xiv)        each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement;

(xv)          each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xvi)        each Company Contract relating to any liquidation or dissolution of the Company;

(xvii)       any Company Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by the Company to any particular Entity in an amount or having a value in excess of $10,000 individually, or $30,000 in the aggregate when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates; or (B) the performance of services by the Company for any Entity having a value in excess of $10,000 individually, or $30,000 in the aggregate when taken together with all other Company Contracts between the Company and such Entity or such Entity’s affiliates; and

(xviii)      any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the past practices of the Company.

(Contracts in the respective categories described in clauses “(i)” through “(xviii)” above and all Contracts identified, or required to be identified, in Part 2.13(a) of the Disclosure Schedule are referred to in this Agreement as “Material Contracts.”)

(b)     The Company has delivered to the Purchaser accurate and complete copies of all written Material Contracts identified in Part 2.13(a) of the Disclosure Schedule, including all amendments thereto. Part 2.13(b) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Contract identified in Part 2.13(a) of the Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)     Except as set forth in Part 2.13(c) of the Disclosure Schedule: (i) the Company has not violated or breached, or committed any default under, any Company Contract, which remains uncured, and, to the best of the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract which remains uncured; (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract; (iii) the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and (iv) the Company has not waived any of its respective material rights under any Company Contract.

(d)     To the best of the Company’s Knowledge, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company.

(e)     Except as set forth in Part 2.13(e) of the Disclosure Schedule:

(i)            the Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

(ii)           the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

(f)      The performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.

(g)     No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

(h)     Part 2.13(h) of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company.

2.14        Liabilities; Major Suppliers.

(a)     The Company has no Liabilities, except for:

(i)            liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet;

(ii)           accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Company in the ordinary course of business consistent with past practices since October 31, 2007 and

(iii)         the Company’s obligations under the Contracts listed in Part 2.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

(b)     Part 2.14(b) of the Disclosure Schedule:

(i)            provides an accurate and complete breakdown and aging of the Company’s accounts payable as of October 31, 2007;

(ii)           provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement; and

(iii)         provides an accurate and complete breakdown of the Company’s long-term debt as of the date of this Agreement.

(c)     The Company has not paid, and the Company is not and will not become liable for the payment of, any fees, costs or expenses of the type referred to in Section 10.2(a).

(d)     Part 2.14(d) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received (i) more than $100,000 from the Company in 2005 or 2006 or (ii) more than $75,000 from the Company in the first three quarters of 2007.

2.15        Compliance With Legal Requirements.

(a)     Except as set forth in Part 2.15 of the Disclosure Schedule:

(i)            the Company is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

(ii)           each of the Companies has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

(iii)         no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; and

(iv)          the Company has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

(b)     The Company has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to any of the Companies of, any Legal Requirement.

(c)     To the best of the Company’s Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of the Company or any of the Selling Stockholder to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.16        Governmental Authorizations.

(a)     Part 2.16(a) of the Disclosure Schedule identifies:

(i)            each Governmental Authorization that is held by the Company; and

(ii)           each other Governmental Authorization that, to the best of the Company’s Knowledge, is held by any of the Company’s employees and relates to or is useful in connection with the Company’s business.

The Company has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule is valid and in full force and effect.

(b)     Except as set forth in Part 2.16(b) of the Disclosure Schedule:

(i)            the Company and its employees are, and have at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;

(ii)           no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule, or

(B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.16 of the Disclosure Schedule;

(iii)         the Company has never received, and, to the best of the Company’s Knowledge, no employee of the Company has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and

(iv)          all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

(c)     The Governmental Authorizations identified in Part 2.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.

2.17        Tax Matters.

(a)     The Company has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)     The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)     No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Proceedings are pending or being conducted with respect to the Company. The Company has not received from any Governmental Body any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Body against the Company.

(d)     Part 2.17(d) of the Disclosure Schedule lists all Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject to audit. The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies filed or received since December 31, 2000.

(e)     The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)      The Company has not filed a consent under section 341(f) of the Code concerning collapsible corporations. The Company is not a party to any Contract that has resulted or would reasonable be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. The Company is not and has not been a party to or bound by any Tax allocation or sharing agreement. The Company has (A) not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) no Liability for the Taxes of any Person (other than the Company) under regulation 1.1502-6 of the Code (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)     The unpaid Taxes of Company (A) did not, as of the date of the Unaudited Interim Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Interim Balance Sheet, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns. Since the date of the Unaudited Interim Balance Sheet, Company has not incurred any liability for Taxes arising from extraordinary gains or losses, determined in accordance with GAAP, outside the ordinary course of business consistent with past practices.

(h)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(i)      The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

(j)      The Company has never had any earnings and profits for U.S. federal income Tax purposes. At all times since the date of inception of the Company, the Company has had in effect (i) a valid election under Section 1362(a) of the Code to be taxed as an S corporation for U.S. federal income tax purposes and (ii) valid comparable election under state or local Law in each state or locality in which the Company conducts business or otherwise is subject to state or local income or franchise tax ((i) and (ii) collectively, “S Elections”). Except as set forth in Section 2.17(j) of the Disclosure Schedule, the Company did not have any assets, business operations, income or earnings prior to the election date of its S Elections. All S Elections are valid and in effect, and the Company is not aware of any reason why the Company no longer qualifies for treatment as an S corporation under applicable federal, state and local Law or will not qualify for such treatment as of the Closing. The Company has not been and is not subject to Taxes imposed by Section 1371, 1375, 1374 or 1363 of the Code. No consent under Section 341(f) of the Code has been filed with respect to the Company.

(k)     The Seller has delivered to the Purchaser the Notice of Acceptance as an S-corporation with respect to the Company issued by the IRS.

(l)      The Company has never participated in any transaction that was or is a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or similar transaction under any corresponding or similar Legal Requirement.

2.18        Employee and Labor Matters.

(a)     Part 2.18(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

(i)            the name of such employee and the date as of which such employee was originally hired by the Company or one of the Prior Subsidiaries;

(ii)           such employee’s title, and a description of such employee’s duties and responsibilities;

(iii)         the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2005, 2006 or 2007;

(iv)          such employee’s annualized compensation as of the date of this Agreement;

(v)            each Company Employee Plan in which such employee participates or is eligible to participate;

(vi)          any information regarding the Company’s sponsorship of nonimmigrant work authorized status (including H-1B, L-1B and O-1) or permanent residence status of such employee; and

(vii)         any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business.

(b)     Part 2.18(b) of the Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Part 2.18(b) of the Disclosure Schedule accurately describes such benefits.

(c)     The employment of each of the Company’s employees is terminable by the Company at will. The Company has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.

(d)     To the best of the Company’s Knowledge:

(i)            no employee of the Company intends to terminate his employment with the Company;

(ii)           no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and

(iii)         no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e)     Part 2.18(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company:

(i)            the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company;

(ii)           a description of such independent contractor duties and responsibilities;

(iii)         the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2005, 2006 or 2007;

(iv)          the terms of compensation of such independent contractor; and

(v)            any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business.

(f)      Except as set forth in Part 2.18(f) of the Disclosure Schedule, the Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g)     The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. Except as set forth in Part 2.18(g) of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending or, to the best of the Company’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h)     None of the current or former independent contractors of any of the Companies could be reclassified as an employee. There are, and at no time have been, any independent contractors who have provided services to the Company or any Company Affiliate for a period of six consecutive months or longer. None of the Companies has ever had any temporary or leased employees. No independent contractor of the Company is eligible to participate in any Company Employee Plan.

2.19        Employee Benefit Plans and Compensation.

(a)     Part 2.19(a) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

(b)     The Company has delivered to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c)     Each of the Company and Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and neither the Company nor any of the Selling Stockholder have Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the best of the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Purchaser, the Company or any Company Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the best of the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. None of the Companies nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each of the Companies and Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)     Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(e)     No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(f)      Except as set forth in Part 2.19(f) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(g)     Except as set forth in Part 2.19(g) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the best of the Company’s Knowledge, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(h)     To the best of the Company’s Knowledge, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such shareholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the best of the Company’s Knowledge, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such shareholders or Company Employees is now bound.

2.20        Environmental Matters.

(a)     The Company is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(b)     The Company has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in the Company becoming subject to, any such Liability.

(c)     Except as set forth in Part 2.20 of the Disclosure Schedule, the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 2.20 of the Disclosure Schedule, the Company has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

(i)            on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company;

(ii)           in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

(iii)         in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Company.

(d)     All property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property:

(i)            is in clean and healthful condition;

(ii)           is free of any Hazardous Material and any harmful chemical or physical conditions; and

(iii)         is free of any environmental contamination of any nature.

(e)     Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by the Company, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Company:

(i)            is in sound condition; and

(ii)           has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

2.21        Sale of Products; Performance of Services.

(a)     Except as set forth in Part 2.21(a) of the Disclosure Schedule, each product that has been sold, licensed or distributed by the Company to any Person:

(i)            conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

(ii)           was free of any design defects, construction defects or other defects or deficiencies at the time of sale.

All repair services and other services that have been performed by the Company were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(b)     The Company will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, any of the Companies on or at any time prior to the Closing Date.

(c)     No product manufactured or sold by the Company has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(d)     Except as set forth in Part 2.21(d) of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by any of the Companies. To the best of the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

(e)     The Company has in place, and has at all times had in place, an adequate quality control system.

2.22        Insurance.

(a)     Part 2.22(a) of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

(i)            the name of the insurance carrier that issued such policy and the policy number of such policy;

(ii)           whether such policy is a “claims made” or an “occurrences” policy;

(iii)         a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

(iv)          the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

(v)            a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Part 2.22(a) also identifies (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has delivered to the Purchaser accurate and complete copies of all of the insurance policies identified in Part 2.22(a) of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 2.22(a) of the Disclosure Schedule.

(b)     Each of the policies identified in Part 2.22(a) of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the Company’s Knowledge, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

(c)     Except as set forth in Part 2.22(c) of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 2.22(a) of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

(d)     The Company has not received:

(i)            any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 2.22(a) of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

(ii)           any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 2.22(a) of the Disclosure Schedule; or

(iii)         any indication that the issuer of any of the policies identified in Part 2.22(a) of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

2.23        Related Party Transactions.  Except as set forth in Part 2.23 of the Disclosure Schedule:

(a)           no Related Party has, and no Related Party has at any time since December 31, 2005 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;

(b)           no Related Party is, or has at any time since December 31, 2005 been, indebted to the Company;

(c)           since December 31, 2000, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company;

(d)           no Related Party is competing, or has at any time since December 31, 2000 competed, directly or indirectly, with the Company in any market served by the Company;

(e)           no Related Party has any claim or right against the Company; and

(f)            no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.

2.24        Certain Payments, Etc.  Neither the Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of any the Company, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)           performed any favor or given any gift which was not deductible for federal income tax purposes;

(e)           made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(f)            agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(e)” above.

2.25        Proceedings; Orders.

(a)     Except as set forth in Part 2.25(a) of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding:

(i)            that involves the Company or that otherwise relates to or might affect the Company’s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or

(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

Except as set forth in Part 2.25(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

(b)     Except as set forth in Part 2.25(b) of the Disclosure Schedule, no Proceeding has ever been commenced by or against the Company; and no Proceeding otherwise involving or relating to the Company has been pending or threatened at any time.

(c)     The Company has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Part 2.25 of the Disclosure Schedule.

(d)     There is no Order to which the Company, or any of the assets owned or used by the Company, is subject; and none of the Selling Stockholder is subject to any Order that relates to the Company’s business or to any of the assets owned or used by the Company.

(e)     To the best of the Company’s Knowledge no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(f)      There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company or any of the Selling Stockholder to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.26        Authority; Binding Nature of Agreements.

(a)     The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution,

delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its stockholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)     The Selling Stockholder has the absolute and unrestricted right, power and capacity to enter into and to perform such Selling Stockholder’s obligations under each of the Transactional Agreements to which such Selling Stockholder is or may become a party. This Agreement constitutes the legal, valid and binding obligation of the Selling Stockholder, enforceable against each of the Selling Stockholder in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements will constitute the legal, valid and binding obligation of the Selling Stockholder who is a party thereto, and will be enforceable against such Selling Stockholder in accordance with its terms.

(c)     The spouse of the Selling Stockholder has the absolute and unrestricted right, power and capacity to execute and deliver and to perform her obligations under the Spousal Consent being executed by her. Said Spousal Consent constitutes their legal, valid and binding obligations, enforceable against her in accordance with their terms.

2.27        Non-Contravention; Consents.  Except as set forth in Part 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the Company’s stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the Selling Stockholder, or any of the assets owned or used by the Company, is subject;

(c)           cause the Company, the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(d)           cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(e)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(f)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract;

(g)           give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;

(h)           contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Selling Stockholder is a party or by which any of the Selling Stockholder is bound; or

(i)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in Part 2.27 of the Disclosure Schedule, neither the Company nor the Selling Stockholder was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.28        Brokers. Neither the Company nor the Selling Stockholder has agreed or become obligated to pay, or has taken any action that might result in any Person (other than Elliott Davis Capital Partners) claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.29        Selling Stockholder.

(a)     The Selling Stockholder has the capacity and financial capability to comply with and perform all of such Selling Stockholder’s covenants and obligations under each of the Transactional Agreements to which such Selling Stockholder is or may become a party.

(b)     The Selling Stockholder:

(i)            has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against such Selling Stockholder, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of such Selling Stockholder’s assets, (D) admitted in writing such Selling Stockholder’s inability to pay such Selling Stockholder’s debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Stockholder’s ability to comply with or perform any of such Selling Stockholder’s covenants or obligations under any of the Transactional Agreements; or

(ii)           is not subject to any Order that may have an adverse effect on such Selling Stockholder’s ability to comply with or perform any of such Selling Stockholder’s covenants or obligations under any of the Transactional Agreements.

(c)     There is no Proceeding pending, and no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of the Selling Stockholder to comply with or perform any of such Selling Stockholder’s covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.30        Full Disclosure.

(a)     To the best of the Knowledge of the Company and the Selling Stockholder, none of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b)     Except as set forth in Part 2.30 of the Disclosure Schedule, there is no fact within the Knowledge of the Company or the Selling Stockholder (other than publicly known facts of general applicability that will adversely affect all Comparable Entities) that (i) may have an adverse effect on the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company or the Selling Stockholder to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

(c)     All of the information set forth in the Disclosure Schedule, and all other information regarding the Company and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of its Representatives by or on behalf of the Company or any of the Company’s Representatives, is accurate and complete in all respects.

(d)     The Company and the Selling Stockholder have provided the Purchaser and the Purchaser’s Representatives with full and complete access to all of the Company’s records and other documents and data.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants, to and for the benefit of the Selling Stockholder, as follows:

3.1          Acquisition of Shares. The Purchaser is not acquiring the Shares with the current intention of making a public distribution thereof.

3.2          Authority; Binding Nature of Agreement.

(a)           the Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement;

(b)           the execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of the Purchaser and its board of directors; and

(c)           this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.3          Brokers. The Purchaser has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

3.4          Valid Issuance. The Purchaser Shares have been duly authorized and will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4.         PRE-CLOSING COVENANTS OF THE COMPANY AND THE SELLING STOCKHOLDER

4.1          Access and Investigation. The Company and the Selling Stockholder shall ensure that, at all times during the Pre-Closing Period:

(a)           the Company and its Representatives provide the Purchaser and its Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies;

(b)           the Company and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to the Companies as the Purchaser may request in good faith; and

(c)           the Company and its Representatives provide the Purchaser and its Representations with such additional financial, operating and other data and information on hand in the accumulated form requested regarding the Companies as the Purchaser may request in good faith.

4.2          Operation of Business. The Company and the Selling Stockholder shall ensure that, during the Pre-Closing Period:

(a)           the Selling Stockholder will not directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

(b)           the Selling Stockholder will not permit, and the Selling Stockholder will not offer, agree or commit (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

(c)           the Company conducts its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(d)           the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

(e)           the Company keeps in full force all insurance policies identified in Part 2.22(a) of the Disclosure Schedule;

(f)            the Company’s officers confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Company’s business, condition, assets, liabilities, operations, financial performance and prospects;

(g)           the Company immediately notifies the Purchaser of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(h)           the Company and its officers use their Best Efforts to cause the Company to operate profitably and to maximize its net income;

(i)            the Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(j)            the Company does not sell or otherwise issue any shares of capital stock or any other securities;

(k)           the Company does not amend its certificate of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(l)            the Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(m)          the Company does not make any capital expenditure, except for capital expenditures that are made in the ordinary course of business consistent with past practices and that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $100,000 in the aggregate;

(n)           the Company does not enter into or permit any of the assets owned or used by the Company to become bound by any Material Contract;

(o)           the Company does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the

“liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the ordinary course of business consistent with past practices;

(p)           the Company does not: (i) lend money to any Person (except that the Company may make routine travel advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any indebtedness for borrowed money;

(q)           the Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(r)           the Company does not change any of its methods of accounting or accounting practices in any respect;

(s)           the Company does not make any Tax election;

(t)            the Company does not commence any Proceeding;

(u)           the Company does not enter into any transaction or take any other action of the type referred to in Section 2.5;

(v)            the Company does not enter into any transaction or take any other action outside the ordinary course of business consistent with past practices;

(w)           the Company does not enter into any transaction or take any other action that might cause or constitute a Breach of any representation or warranty made by the Company or the Selling Stockholder in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made on or as of the Closing Date; and

(x)           the Company does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses ”(i)” through “(w)” of this Section 4.2.

4.3          Filings and Consents. The Company and the Selling Stockholder shall ensure that:

(a)           each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company or the Selling Stockholder in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 2.28 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

(b)           each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company or the Selling Stockholder in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 2.27 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c)           the Company promptly delivers to the Purchaser a copy of each filing made, each notice given and each Consent obtained by the Company or the Selling Stockholder during the Pre-Closing Period; and

(d)           during the Pre-Closing Period, the Company and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may request in good faith, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

4.4          Notification; Updates to Disclosure Schedule.

(a)     During the Pre-Closing Period, the Company and the Selling Stockholder shall promptly notify the Purchaser in writing of:

(i)            the discovery by the Company or the Selling Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Selling Stockholder in this Agreement;

(ii)           any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Company or the Selling Stockholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)         any Breach of any covenant or obligation of the Company or any of the Selling Stockholder; and

(iv)          any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

(b)     If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company and the Selling Stockholder shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Selling Stockholder in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5          Payment of Indebtedness by Related Parties. The Company and the Selling Stockholder shall cause all indebtedness and other Liabilities of each Related Party to the Company, other than the Selling Stockholder (including any such indebtedness or other Liability identified in Part 2.24 of the Disclosure Schedule) to be discharged and paid in full prior to the Closing.

4.6          No Negotiation. The Company and the Selling Stockholder shall ensure that, during the Pre-Closing Period, none of the Company, the Selling Stockholder or any of their respective Representatives directly or indirectly:

(a)           solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction;

(b)           participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any Acquisition Proposal; or

(c)           considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

4.7          Best Efforts. During the Pre-Closing Period, the Company and the Selling Stockholder shall use their Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.8          Confidentiality. The Company and the Selling Stockholder shall ensure that, during the Pre-Closing Period:

(a)           the Company, the Selling Stockholder and their respective Representatives keep strictly confidential the existence and terms of this Agreement;

(b)           none of the Company, the Selling Stockholder or any of their respective Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of the Company’s suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that the Company is required by law to make any such disclosure regarding the Transactions; and

(c)           if the Company is required by law to make any disclosure regarding the Transactions, the Company advises the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

4.9          FIRPTA Matters. At the Closing, (a) the Company shall deliver to the Purchaser a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations (the “FIRPTA Statement”), and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

4.10        Estimated Balance Sheet. The Company shall deliver to the Purchaser at least three (3) Business Days prior to the Closing Date an estimated balance sheet of the Company as of the close of business on the day preceding the Closing Date statement, prepared in good faith, in accordance with GAAP and on a basis consistent with the Company Financial Statements (the “Estimated Balance Sheet”). The Estimated Balance Sheet shall set forth, and contain all of the information necessary to calculate, the amount of Working Capital of the Company as of the date thereof (the “Estimated Working Capital Amount”). The Purchaser shall have an opportunity to review and object in good faith to the Estimated Balance Sheet or the Estimated Working Capital Amount and the Company shall consider and take such objections into account in good faith.

4.11        Additional Agreements. Prior to the Closing, the Company shall enter into each of the agreements referred to in Sections 6.6(b), 6.6(c), 6.6(d), 6.6(e) and 6.6(f).

4.12        Restriction on Transfer. The Selling Stockholder agrees that, during the Pre-Closing Period, he shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any Shares, or any direct or indirect beneficial interest therein.

4.13        Resignation of Officers and Directors. The Selling Stockholder and the Company shall obtain and deliver to the Purchaser at or prior to the Closing the resignation of each officer and director of the Company effective as of the Closing.

4.14        Parachute Payments. As promptly as practicable after the execution of this Agreement, the Company shall submit to the Selling Stockholder (in a manner satisfactory to the Purchaser) for approval by the Selling Stockholder as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided pursuant to Company Employee Plans, Company Employee Agreements or other Contracts that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and

(ii) promptly after execution of this Agreement, the Company shall deliver to the Purchaser waivers duly executed by each Person who might receive any Section 280G Payment of such Person’s entire right and entitlement to such Person’s 280G Payments unless the requisite stockholder approval is obtained. The form and substance of all stockholder approval documents contemplated by this Section 4.16, including the waivers, shall be subject to the review and approval of the Purchaser.

4.15        Transfer of Assets. The Selling Stockholder shall cause Rioux International LLC to enter into an asset purchase agreement, in form and substance satisfactory to the Purchaser, providing for the transfer, assignment and conveyance to the Company of all right, title and interest of Rioux International LLC in and to: (a) the equipment and other assets that are located in the manufacturing facility of the Company and are used in, necessary for or related to the provision of wiring services to the Company; and (b) certain identified Contracts relating to such equipment and other assets that the Purchaser elects to acquire.

4.16        Section 338(h)(10) Election. (a)  In connection with the sale of the Shares contemplated by this Agreement, the parties shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for the Company for U.S. federal income Tax purposes, and shall cause similar elections to be made where appropriate for state tax purposes, and shall comply with the rules and regulations applicable to such elections (together, the “Elections”).

(b)           Internal Revenue Service Forms 8023 and 8883, and all other attachments and schedules necessary to effectuate the Elections (the “Section 338(h)(10) Forms”) shall be completed and executed by the parties at or prior to the Closing. Internal Revenue Service Form 8883 shall be final and binding on the parties. Purchaser shall file the Internal Revenue Service Form 8023 promptly after the Closing and promptly provide proof of such filing to the Seller. Purchaser and the Selling Stockholder shall each timely file Form 8883 and promptly provide proof of such timely filing to the other party. For purposes of completing Internal Revenue Service Form 8883 at the Closing, the parties agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in a manner consistent with Section 338 of the Code and the Regulations.

(c)           Prior to Closing, Purchaser shall deliver to the Selling Stockholder for the Selling Stockholder’s written consent, such consent not to be unreasonably withheld, a schedule setting forth the value of the tangible and intangible assets of the Company and the allocation of the Purchaser’s “adjusted grossed-up basis” in the Shares (within the meaning of the Regulations under Section 338 of the Code) to such assets (the “Allocation”). The Allocation shall be binding upon the Purchaser and the Selling Stockholder for purposes of allocating the “deemed sale price” (within the meaning of the Regulations) among the assets of the Company.

(d)           The Allocation shall be adjusted upon the occurrence of the subsequent adjustment to the Purchase Price pursuant to Section 1.3 (the “Adjusted Allocation”). The Adjusted Allocation shall be prepared by Purchaser, subject to the Selling Stockholder’s written consent, such consent not to be unreasonably withheld, and shall be made in accordance with the methodology of the Allocation.

(e)           Purchaser, Selling Stockholder and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation or Adjusted Allocation, as the case may be.

SECTION 5.         PRE-CLOSING COVENANTS OF PURCHASER

5.1          Best Efforts. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

SECTION 6.         CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE

The Purchaser’s obligation to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in accordance with Section 10.12).

6.1          Accuracy of Representations.

(a)     Each of the representations and warranties made by the Company and the Selling Stockholder in Section 2 shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, without giving effect to any update to the Disclosure Schedule.

(b)     Each of the other representations and warranties made by the Company and the Selling Stockholder in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, without giving effect to any update to the Disclosure Schedule; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

6.2          Performance of Obligations. Each of the covenants and obligations that the Company and/or the Selling Stockholder are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

6.3          Governmental and Other Consents. Each of the Consents the Consents identified in Part 2.27 of the Disclosure Schedule, shall have been obtained and shall be in full force and effect.

(a)     All filings with and other Consents of any Governmental Body required to be made or obtained in connection with Transactions shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.

(b)     Each of the other Consents required in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions,

including those identified in Part 2.27 of the Disclosure Schedule, shall have been obtained and shall be in full force and effect.

6.4          No Material Adverse Change. There shall have been no material adverse change in the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since the date of this Agreement, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to result in such a material adverse change.

6.5          Employee Matters. None of the individuals identified on Schedule 6.5 shall have ceased to be employed by the Company, or shall have expressed an intention to terminate his or her employment with the Company or to decline to accept employment with the Purchaser.

6.6          Additional Documents. Purchaser shall have received the following documents, each of which shall be in full force and effect:

(a)           the Noncompetition Agreement;

(b)           a General Release substantially in the form of Exhibit E, duly executed by the Selling Stockholder;

(c)           the Escrow Agreement, duly executed by the Selling Stockholder;

(d)           a Settlement and Release Agreement, in form and substance reasonably satisfactory to the Purchaser, duly executed by James Weaver and the Company, settling all obligations of the Company to James Weaver;

(e)           an Acknowledgment and Release, in form and substance reasonably satisfactory to the Purchaser, duly executed by Stephan Rioux and the Company, providing for the payment of all obligations owed by the Company to Mr. Rioux in connection with the Transactions under that certain Employment Agreement dated as of February 20, 2007, between Mr. Rioux and the Company;

(f)            the Amendment Agreement;

(g)           a certificate (the “Consideration Certificate”), duly executed by the Selling Stockholder, containing the following information and the representation and warranty that all of such information is true and accurate as of the Closing:

(i)            the Aggregate Transaction Expense Amount and breakdown of the portion of such amount owed or that may become payable to any Person;

(ii)           the Closing Stockholder Payables Amount and a breakdown of each individual amount owed by the Selling Stockholder as of the Closing Date;

(iii)         the Estimated Working Capital Amount;

(iv)          the Estimated Working Capital Adjustment Amount;

(v)            the Closing Debt Amount and a breakdown of each amount owed to each of the creditors of the Company as of the Closing Date;

(vi)          each other amount to be deducted from the Cash Consideration pursuant to Section 1.2(a);

(vii)         the aggregate amount of the Cash Consideration to be paid to the Selling Stockholder pursuant to Section 1.2(c);

(h)           documentation, reasonably satisfactory to the Purchaser, in support of the calculation of the amounts set forth in the Consideration Certificate;

(i)            The Section 338(h)(10) Forms and comparable state income tax provisions, duly executed by the Selling Stockholder;

(j)            stock certificates representing the Shares, duly endorsed (or accompanied by stock powers duly executed) by the Selling Stockholder;

(k)           written resignations of all officers and directors of the Company, effective as of the Closing;

(l)            written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, in connection with this Agreement, any of the Transactions or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the Transactions or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by the Company with respect to this Agreement, the Transactions or otherwise;

(m)          the asset purchase agreement referred to in Section 4.15, duly executed by the Company and Rioux International LLC;

(n)           an opinion letter from Nexsen Pruet, LLC, dated the Closing Date, in the form of Exhibit G;

(o)           estoppel certificates executed on behalf of each Related Party who is a party to a Company Contract, including Rioux Industries LLC and Rioux International LLC, dated as of a date not more than three days prior to the Closing Date and satisfactory in form and content to the Purchaser, each such estoppel certificate to include a general consent to assignment by the Purchaser of each such Company Contract to any affiliate of the Purchaser;

(p)           the FIRPTA Statement, duly executed by the Company;

(q)           a certificate (the “Closing Certificate”), duly executed by the Selling Stockholder, setting forth the Selling Stockholder’s representation and warranty that each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.7, 6.8 and 6.10 has been satisfied in all respects;

(r)           all audited financial statements of the Company necessary for the Purchaser to complete required filings under the Securities Exchange Act of 1934, as amended; and

(s)           such other documents as the Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company or the Selling Stockholder, (ii) evidencing the compliance by the Company or the Selling Stockholder with, or the performance by the Company or the Selling Stockholder of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

6.7          No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened, any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions: (b) seeking the recovery of a material amount of damages from the Company; or (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.8          No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (b) may be entitled to all or any portion of the Purchase Price.

6.9          No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

6.10        FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 4.9.

6.11        Section 280G Approval. The Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that the Section 280G Payments were validly submitted to a vote, and such vote was completed, by the Selling Stockholder which satisfies Section 4.14. In addition, and regardless of the outcome of such submission of the Section 280G Payments for stockholder approval, each Person who would otherwise have been entitled to any Section 280G Payments shall have duly executed and delivered to the Purchaser the waiver referred to in Section 4.14.

SECTION 7.         CONDITIONS PRECEDENT TO SELLING STOCKHOLDER’S OBLIGATION TO CLOSE

The Selling Stockholder’s obligation to sell the Shares and to take the other actions required to be taken by the Selling Stockholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Selling Stockholder, in whole or in part, in accordance with Section 10.12):

7.1          Accuracy of Representations. Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made and as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2          Performance of Obligations. Each of the covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

7.3          Documents. The Selling Stockholder shall have received: (a) the Escrow Agreement, duly executed by the Purchaser; (b) a certificate duly executed on behalf of the Purchaser by an officer of the Purchaser and containing the representation and warranty of the Purchaser that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

7.4          No Injunction. There shall not be in effect any injunction that shall have been entered by a court of competent jurisdiction since the date of this Agreement and that prohibits the sale of the Shares by the Selling Stockholder to the Purchaser

SECTION 8.         TERMINATION

8.1          Termination Events. This Agreement may be terminated prior to the Closing:

(a)           by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Company or the Selling Stockholder, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser comply with or perform its covenants and obligations under this Agreement);

(b)           by the Selling Stockholder if (i) there is a material Breach of any covenant or obligation of the Purchaser, or (ii) the Selling Stockholder reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Company or the Selling Stockholder to comply with or perform any covenant or obligation set forth in this Agreement);

(c)           by the Purchaser if the Closing has not taken place on or before December 31, 2007 and any of the conditions set forth in Section 6 are not satisfied on

December 31, 2007, unless any such condition has been waived in writing by the Purchaser;

(d)           by the Selling Stockholder if the Closing has not taken place on or before December 31, 2007 and any of the conditions set forth in Section 7 are not satisfied on December 31, 2007, unless any such condition has been waived in writing by the Selling Stockholder;

(e)           by the Purchaser if the Closing has not taken place on or before March 31, 2008 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(f)            by the Selling Stockholder if the Closing has not taken place on or before March 31, 2008 (other than as a result of the failure on the part of the Company or the Selling Stockholder to comply with or perform any covenant or obligation set forth in this Agreement); or

(g)           by the mutual consent of the Purchaser and the Selling Stockholder.

8.2          Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), the Purchaser shall deliver to the Selling Stockholder a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Selling Stockholder wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), the Selling Stockholder shall deliver to the Purchaser a written notice stating that the Selling Stockholder is terminating this Agreement and setting forth a brief description of the basis on which the Selling Stockholder is terminating this Agreement.

8.3          Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

(a)           no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement;

(b)           the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and

(c)           the Company and the Selling Stockholder shall, in all events, remain bound by and continue to be subject to Section 4.8.

8.4          Nonexclusivity of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

SECTION 9.         INDEMNIFICATION, ETC.

9.1          Survival of Representations and Covenants.

(a)     The representations, warranties, covenants and obligations of each party shall survive (without limitation):

(i)            the Closing and the sale of the Shares to the Purchaser;

(ii)           any sale or other disposition of any or all of the Shares by the Purchaser; and

(iii)         any Acquisition Transaction effected by or otherwise involving the Purchaser or the Company.

Subject to Section 9.1(b) and Section 9.1(d), all of the representations and warranties made by the Company and/or the Selling Stockholder in this Agreement and the representations and warranties set forth in the Closing Certificate and the Consideration Certificate, in each case other than the representations and warranties referred to in Section 9.1(b),  shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee delivers to the Selling Stockholder a written notice alleging the existence an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(b)     Notwithstanding anything to the contrary contained in Section 9.1(a), but subject to Section 7.1(d): (i) the representations and warranties set forth in Section 2.17 shall survive the Closing Date until the date that is 30 days after the date of expiration of all applicable statutes of limitation (and any extensions thereof) with respect thereto and the representations and warranties set forth in Section 2.12 shall survive the Closing Date until the third anniversary of the Closing Date; provided, however, that if, at any time prior to the applicable expiration date, any Indemnitee delivers to the Selling Stockholder a written notice alleging the existence an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved; and (ii) the representations and warranties set forth in Sections 2.3, 2.26 and 2.29 shall survive the Closing Date indefinitely and shall never expire.

(c)     All representations and warranties made by the Purchaser shall terminate and expire as of second anniversary of the Closing Date.

(d)     Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Sections 9.1(a) and 9.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

(e)     The representations, warranties, covenants and obligations of the Company and the Selling Stockholder, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

(f)      For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Selling Stockholder in this Agreement.

9.2          Indemnification by Selling Stockholder.

(a)     The Selling Stockholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i)            any Breach of any representation or warranty made by the Company or the Selling Stockholder in this Agreement as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule);

(ii)           any Breach of any representation or warranty made by the Company or the Selling Stockholder: (A) in this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any update to the Disclosure Schedule); or (B) in the Closing Certificate;

(iii)         any Breach of any representation or warranty contained in the Consideration Certificate;

(iv)          any Breach of any covenant or obligation of the Company or the Selling Stockholder;

(v)            any Liability to which the Company or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to: (A) any product manufactured or sold, or any service performed, by or on behalf of the Company on or at any time prior to the Closing Date, except to the extent specifically reserved for on the Estimated Balance Sheet, provided, that after Closing, the Purchaser or any of its affiliates, including the Company, has made commercially reasonable efforts to mitigate such Liability after learning of such Liability;

(B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Company on or at any time prior to the Closing Date; (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Company on or at any time prior to the Closing Date; or (D) any unpaid or delinquent Taxes relating to transactions effected or activities conducted at or prior to the Closing Date;

(vi)          any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i),” “(ii),” “(iii),” “(iv)” or “(v)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b)     The Selling Stockholder acknowledges and agrees that, if there is any Breach of any representation, warranty or other provision relating to the Company or the Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or any aspect or portion thereof), or if the Company becomes subject to any Liability of the type referred to in clause “(v)” of Section 9.2(a), then the Purchaser itself shall be deemed, by virtue of its ownership of common stock of the Company, to have incurred Damages as a result of such Breach or Liability. Nothing contained in this Section 9.2(b) shall have the effect of (i) limiting the circumstances under which the Purchaser may otherwise be deemed to have incurred Damages for purposes of this Agreement, (ii) limiting the other types of Damages that the Purchaser may be deemed to have incurred (whether in connection with any such Breach or Liability or otherwise), or (iii) limiting the rights of the Company or any of the other Indemnitees under this Section 9.2.

9.3          Limitations.

(a)     Subject to Section 9.3(b) the Selling Stockholder shall not be required to make any indemnification payment pursuant to Sections 9.2(a)(i) 9.2(a)(i) or 9.2(a)(ii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate. At such time as the total amount of such Damages exceeds $100,000 in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $100,000).

(b)     The limitation on the Selling Stockholder’s indemnification obligations that is set forth in Section 9.3(a) shall not apply: (i) in the event of fraud or intentional misrepresentation; (ii) to any Breach of any of the Specified Representations, (iii)  to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv) and 9.2(a)(v); or (iv) to the matters referred to in Section 9.2(a)(vi) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence).

(c)     Subject to Section 9.3(d), recourse by the Indemnitees to the Escrow Amount shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 9.2.

(d)     The limitations set forth in Section 9.3(c) shall not apply: (i) in the case of intentional misrepresentation or fraud; or (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to the matters referred to in Sections 9.2(a)(iii), 9.2(a)(iv) and 9.2(a)(v) or (iv) to the matters referred to in Section 9.2(a)(vi) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence).  Except in the case of intentional misrepresentation or fraud, the total amount of indemnification payments that the Selling Stockholder can be required to make to the Indemnitees pursuant to Section 9.2 shall be limited to the amount of the Cash Consideration.

9.4          No Contribution.  The Selling Stockholder waives, and acknowledges and agrees that such Selling Stockholder shall not have and shall not exercise or assert or attempt to exercise or assert, any right of contribution or right of indemnity or any other right or remedy against the Company in connection with any indemnification obligation or any other Liability to which such Selling Stockholder may become subject under any of the Transactional Agreements or otherwise in connection with any of the Transactions.

9.5          Interest.  Any party that is required to indemnify any other Person pursuant to this Section 9 with respect to any Damages shall also be required to pay such other Person interest on the amount of such Damages (for the period commencing as of the date on which such other Person first incurred or otherwise became subject to such Damages and ending on the date on which the applicable indemnification payment is made by such party) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

9.6          Setoff.  In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to set off any amount that may be owed to any Indemnitee under this Section 9 against any amount otherwise payable by any Indemnitee to the Selling Stockholder.

9.7          Exclusivity of Indemnification Remedies.  The indemnification remedies and other remedies provided in this Section 9 shall be the exclusive monetary remedy of the Parties in connection with any and all claims or causes of action of every nature and description seeking monetary Damages arising out of, directly or indirectly, this Agreement or the transactions contemplated hereby following the Closing.  Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

9.8          Defense of Third Party Claims.  In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Company, the Purchaser or any other Person) with respect to which the Selling Stockholder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, the Purchaser shall have the right, at its election, to proceed with the defense of such claim or

Proceeding on its own with counsel reasonably satisfactory to the Selling Stockholder.  If the Purchaser so proceeds with the defense of any such claim or Proceeding:

(a)           subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Proceeding shall be borne and paid exclusively by the Selling Stockholder;

(b)           the Selling Stockholder shall make available to the Purchaser any documents and materials in his possession or control that may be necessary to the defense of such claim or Proceeding; and

(c)           the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding so long as the Purchaser acts reasonably and in good faith; provided, however, that if the Purchaser settles, adjusts or compromises any such claim or Proceeding without the consent of the Selling Stockholder, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Proceeding (it being understood that if the Purchaser requests that the Selling Stockholder consent to a settlement, adjustment or compromise, the Selling Stockholder shall not unreasonably withhold or delay such consent).

The Purchaser shall give the Selling Stockholder prompt notice of the commencement of any such Proceeding against the Purchaser or the Company; provided, however, that any failure on the part of the Purchaser to so notify the Selling Stockholder shall not limit any of the obligations of the Selling Stockholder under Section 9 (except to the extent such failure materially prejudices the defense of such Proceeding).  If the Purchaser does not elect to proceed with the defense of any such claim or Proceeding, the Selling Stockholder may proceed with the defense of such claim or Proceeding with counsel reasonably satisfactory to the Purchaser; provided, however, that the Selling Stockholder may not settle, adjust or compromise any such claim or Proceeding without the prior written consent of the Purchaser (which consent may not be unreasonably withheld or delayed).

9.9          Exercise of Remedies by Indemnitees Other Than Purchaser.  No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

9.10        Return of Accounts Receivable.  If an Indemnitee has recovered Damages from the Escrow Account with respect to a claim for a breach of Section 2.8(b)(ii) and the account receivable which was the subject of such claim is thereafter collected by the Company or the Purchaser, then the Company, or the Purchaser, as applicable, shall remit to the Escrow Account the net amount of the receivable actually collected by the Company or the Purchaser, as applicable (it being understood that the amount to be remitted shall not exceed the amount recovered from the Escrow Account, net of any costs of collection).

SECTION 10.       MISCELLANEOUS PROVISIONS

10.1        Further Assurances.  Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

10.2        Fees and Expenses.

(a)     Without limiting the generality of anything contained in Section 10.2(b), the Selling Stockholder shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Nexsen Pruet LLC) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Company or the Selling Stockholder in connection with:

(i)            the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

(ii)           the investigation and review conducted by the Purchaser and its Representatives with respect to the Company’s business (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review);

(iii)         the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

(iv)          the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

(v)            the consummation and performance of the Transactions.

The Company shall not bear or pay, and the Selling Stockholder shall not permit the Company to bear or pay, any such fees, costs or expenses except to the extent such fees, costs or expenses were included in the Aggregate Transaction Expense Amount as specified in the Consideration Certificate.

(b)     Subject to the provisions of Section 9 (including the indemnification and other obligations of the Selling Stockholder thereunder) and the provisions of Section 10.2(a), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward Kronish LLP) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with:

(i)            the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

(ii)           the investigation and review conducted by the Purchaser and its Representatives with respect to the Company’s business;

(iii)         the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

(iv)          the consummation and performance of the Transactions.

10.3        Attorneys’ Fees.  If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.4        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

Rioux Vision, Inc.

170 Pontiac Business Center Drive

Elgin, SC 29045

Attention: Head of Operations

Facsimile: 803-865-9296

if to the Selling Stockholder:

Shawn Rioux

1 Beaver Ridge Ct.

Elgin, SC 29045

Facsimile:

with a copy to:

Mark L. Bender, Esq.

Nexsen Pruet, LLC

1230 Main Street

Suite 700

Columbia, SC 29201

Facsimile: 803-253-8277

if to the Purchaser:

Omnicell, Inc.

1201 Charleston Road

Mountain View, CA 94043

Attention:  General Counsel

Facsimile: 650-230-7149

with a copy to:

Robert J. Brigham, Esq.

Cooley Godward Kronish, LLP

Five Palo Alto Square

Palo Alto, CA  94306

Facsimile: 650-849-7400

10.5        Publicity.  Without limiting the generality of anything contained in Section 4.8, on and at all times after the Closing Date:

(a)     no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of the Selling Stockholder, and the Selling Stockholder shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

(b)     the Selling Stockholder shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information in such Selling Stockholder’s possession that relates directly or indirectly to the business of the Company, the Purchaser or any affiliate of the Purchaser.

10.6        Time of the Essence.  Time is of the essence of this Agreement.

10.7        Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.8        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.9        Governing Law; Venue.

(a)     This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b)     Subject to Section 10.9(f), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such legal proceeding;

(ii)           agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

(iii)         agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c)     The Selling Stockholder agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against such Selling Stockholder in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d)     Nothing contained in Section 10.9(b) or 10.9(c) shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding or otherwise proceed against the Company or the Selling Stockholder in any other forum or jurisdiction.

(e)     The Selling Stockholder irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

(f)      Any claim for indemnification, compensation or reimbursement pursuant to Section 9 (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to this Agreement or the Transactions) shall be brought and resolved exclusively in accordance with Exhibit D (it being understood that, for the avoidance of doubt and without limiting any portion of Section 10.9(b): (i) at the option of any Indemnitee, any claim based upon intentional misrepresentation or fraud may be brought and resolved in accordance with Section 10.9(b) rather than in accordance with Exhibit D; and (ii) nothing in this Section 10.9(f) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction).

10.10      Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Selling Stockholder and his personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and the Purchaser and its successors and assigns (if any).  This Agreement shall inure to the benefit of: the Company; the Selling Stockholder; the Purchaser; the other Indemnitees (subject to Section 9.10); and the respective successors and assigns (if any) of the foregoing.  The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

10.11      Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The Selling Stockholder agrees that:

(a)     in the event of any Breach or threatened Breach by such Selling Stockholder of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

(b)     neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

10.12      Waiver.

(a)     No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)     No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.13      Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Selling Stockholder.

10.14      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.15      Parties in Interest.  Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.16      Entire Agreement.  The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

10.17      Construction.

(a)     For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)     The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)     As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)     Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

“PURCHASER”:	OMNICELL, INC.,
a Delaware corporation

	By:	/s/ Randall A. Lipps
Randall A. Lipps, Chief Executive Officer

“COMPANY”:	RIOUX VISION, INC.,
a South Carolina corporation

	By:	/s/ Shawn Rioux
Shawn Rioux, President

“SELLING STOCKHOLDER”:

/s/ Shawn Rioux
SHAWN RIOUX

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving:

(a)           the sale or other disposition of all or any portion of the Company’s business or assets (other than in the ordinary course of business);

(b)           the issuance, sale or other disposition of (i) any capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock of the Company; or

(c)           any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company.

Affiliate Group.  “Affiliate Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of any applicable Legal Requirement.

Agreement.  “Agreement” shall mean the Stock Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Amendment Agreement.  “Amendment Agreement” shall mean that certain letter agreement between the Purchaser and Ray Reckelhoff dated November 29, 2007.

Best Efforts.  “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach.  There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

CERCLA.  “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

Claim. “Claim” shall mean claims for indemnification made pursuant to Section 9.

Closing.  “Closing” shall have the meaning specified in Section 1.4 of the Agreement.

Closing Certificate.  “Closing Certificate” shall have the meaning specified in Section 6.6(u) of the Agreement.

Closing Date.  “Closing Date” shall have the meaning specified in Section 1.4 of the Agreement.

Closing Debt Amount.  “Closing Debt Amount” shall mean the amount of all outstanding debt of the Company (including all unpaid principal, interest and any other applicable fees) as of the Closing due to debt holders of the Company.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code.  “Code” shall mean the Internal Revenue Code of 1986.

Company.  “Company” shall mean Rioux Vision, Inc., a South Carolina corporation.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Contract.  “Company Contract” shall mean any Contract:

(a)           to which the Company is a party;

(b)           by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

(c)           under which the Company has or may acquire any right or interest.

Company Employee.  “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance,

termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company Financial Statements.  “Company Financial Statements” shall have the meaning specified in Section 2.4(a) of the Agreement.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products, and (b) all other Intellectual Property Rights owned by or exclusively licensed to the Company.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.

Company Pension Plan.  “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Privacy Policy.  “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Products or of any Company Website, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

Company Product.  “Company Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Company.

Company Transaction Expenses.  “Company Transaction Expenses” shall mean: (a) the amount of all fees, costs, expenses, payments, expenditures or Liabilities of the Company (including those described in Section 10.2 of the Agreement) (whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Closing Date) that: (i) have been incurred or that are incurred by the Company in connection with the Transactions, including any fees, costs or expenses payable to the Company’s counsel or to any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any compensation from the Company, including compensation pursuant to employment agreements or other severance arrangements, in connection with the Agreement or any of the Transactions; or (ii) arise or are expected to arise, are triggered or become due or payable, in whole or in part, as a direct or indirect result of the consummation

(whether alone or in combination with any other event or circumstance) of any of the Transactions; and (b) the aggregate amount of the payments to be paid pursuant to paragraphs 7 and 8 of the Amendment Agreement, plus all associated taxes and other withholding amounts in connection with such payments.

Company Web Site.  “Company Web Site” shall mean any public or private website owned, maintained, or operated at any time by or on behalf of the Company.

Comparable Entities.  “Comparable Entities” shall mean Entities (other than the Company that are engaged in businesses similar to the Company’s business.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages.  “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and the Selling Stockholder, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by any of the Companies or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

GAAP.  “GAAP” shall mean generally accepted accounting principles, applied on a basis consistent with the basis on which the Company Financial Statements were prepared.

Governmental Authorization.  “Governmental Authorization” shall mean any:

(a)           permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b)           right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any:

(a)           nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d)           multi-national organization or body; or

(e)           individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material.  “Hazardous Material” shall include:

(a)           any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl;

(b)           any waste, gas or other substance or material that is explosive or radioactive;

(c)           any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so-called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act and the respective regulations promulgated thereunder);

(d)           any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and

(e)           any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees.  “Indemnitees” shall mean the following Persons:

(a)           the Purchaser;

(b)           the Purchaser’s current and future affiliates (including the Company);

(c)           the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and

(d)           the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above;

provided, however, that (i) the Company shall not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) the Selling Stockholder shall not be deemed to be an “Indemnitee.”

Intellectual Property.  “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of diligently performing and executing his or her responsibilities as an officer and/or employee of the Company.

The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of Shawn Rioux, Ray Reckelhoff, Steve Wegryzn, Stephan Rioux, Steve Stauffer, Jeff Kelly or Pam Jamison has Knowledge of such fact or other matter.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability.  “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Losses. “Losses” shall mean any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, interest, penalties, taxes, costs or expenses (including any reasonable legal and accounting fees and expenses) arising out of or in connection with: (i) any inaccuracy in or other breach of any representation or warranty made by the Company or the Selling Stockholder in this Agreement; or (ii) any failure by the Company or the Selling Stockholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement.

Open Source Code.  “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Order.  “Order” shall mean any:

 (a)          order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is, has been or may in the future be issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

 (b)          Contract with any Governmental Body that is, has been or may in the future be entered into in connection with any Proceeding.

PBGC.   “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Personal Data.  “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

Pre-Closing Period.  “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Proceeding.  “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Body or any arbitrator or arbitration panel.

Purchase Price.  “Purchase Price” shall have the meaning specified in Section 1.2 of the Agreement.

Purchaser.  “Purchaser” shall mean Omnicell, Inc.,, a Delaware corporation.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party.  Each of the following shall be deemed to be a “Related Party”:

(a)           each of the Selling Stockholder;

(b)           each individual who is, or who has at any time been, an officer of the Company or of any of the Prior Subsidiaries;

(c)           each member of the family of each of the individuals referred to in clauses “(a)” and “(b)” above; and

(d)           any Entity (other than the Company) in which any one of the individuals referred to in clauses “(a)”, “(b)” and “(c)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.  The Selling Stockholder and all other Related Parties shall be deemed to be “Representatives” of the Company.

Selling Stockholder.  “Selling Stockholder” shall have the meaning specified in the introductory paragraph of the Agreement.

Shares.  “Shares” shall have the meaning specified in Recital “A” to the Agreement.

Specified Representations.  “Specified Representations” shall mean the representations and warranties set forth in Sections 2.3, 2.12, 2.17, 2.23, 2.26 and 2.29 of the Agreement.

Spousal Consent.  “Spousal Consent” shall mean the Spousal Consent being executed by the spouse of the Selling Stockholder, in the form set forth on Exhibit F hereto, contemporaneously with the execution and delivery of the Agreement.

Standard Form Agreements.  “Standard Form Agreements” shall mean the forms of agreements attached as Appendices 2.13(x) and 2.13(y) to the Disclosure Schedule.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements.  “Transactional Agreements” shall mean:

(a)           the Agreement;

(b)           the Spousal Consent;

(c)           the Noncompetition Agreement;

(e)           the General Release referred to in Section 1.2(a)(iv) of the Agreement; and

(f)            the Closing Certificate.

Transactions.  “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including:

(i)            the sale of the Shares by the Selling Stockholder to the Purchaser in accordance with the Agreement; and

(ii)           the performance by the Company, the Selling Stockholder and the Purchaser of their respective obligations under the Transactional Agreements and the exercise by the Company, the Selling Stockholder and the Purchaser of their respective rights under the Transactional Agreements.

Unaudited Interim Balance Sheet.  “Unaudited Interim Balance Sheet” shall have the meaning specified in Section 2.4(a)(iii) of the Agreement.

User Data.  “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Company Website.

                Working Capital. “Working Capital” shall mean (a) the Company’s current assets, including cash and cash equivalents but excluding tax assets (it being understood that such amount would be net of an allowance for doubtful accounts in an amount not less than $197,000); minus (b) the current liabilities of the Company, excluding (i) the Company Transaction Expenses to the extent the Company Transaction Expenses are included in the

Aggregate Transaction Expense Amount and (ii) the indebtedness of the Company included in the Closing Debt Amount; all calculated in accordance with GAAP, applied on a basis consistent with the Company Financial Statements.

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of November     , 2007, by and among: OMNICELL, INC., a Delaware corporation (“Omnicell”); Shawn Rioux, an individual (the “Selling Stockholder”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Escrow Agent”).

RECITALS

A.            Omnicell, Rioux Vision, Inc., a South Carolina corporation, and the Selling Stockholder have entered into that certain Stock Purchase Agreement, dated as of November     , 2007 (the “Purchase Agreement”), pursuant to which Omnicell is purchasing and the Selling Stockholder is selling the Shares on the terms and conditions set forth in the Purchase Agreement.

B.            The Purchase Agreement contemplates the establishment of an escrow arrangement to secure rights to indemnification, compensation and reimbursement of Omnicell and the other Indemnitees under the Purchase Agreement.  The Escrow Agent is not a party to the Purchase Agreement and has no duty to review the Purchase Agreement or to interpret in any manner the terms of the Purchaser Agreement.

C.            Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Purchase Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.             CERTAIN DEFINED TERMS; RELATED MATTERS.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement, a copy of which has been furnished to the Escrow Agent.  For purposes of this Agreement:

1.1          “Distribution Amount” shall mean an amount of cash equal to the Escrow Property being held in the Escrow Account as of the Release Date immediately prior to the distribution of such amount in accordance with Section 4 of this Agreement.

1.2          “Escrow Holder” shall refer to the Selling Stockholder.

1.3          “Escrow Property” shall mean the cash (including the Escrow Amount) deposited in escrow promptly after the Closing, plus all interest and other payments thereon (or interest, payments or property exchanged therefor) received by the Escrow Agent, less any such cash or interest, payments or other property distributed or paid in accordance with this Agreement.

1.4          “Release Date” shall mean the first anniversary of the Closing Date.

1

2.             DEPOSIT AND MAINTENANCE OF ESCROW PROPERTY.

2.1          Cash Placed in Escrow.  At or promptly following the date of this Agreement, in accordance with the Purchase Agreement, Omnicell shall deposit with the Escrow Agent $5,000,000.00 (the “Escrow Amount”) in cash to be held in escrow on behalf of the Escrow Holder, in accordance with this Agreement.  The Escrow Agent agrees to accept delivery of the Escrow Property and to hold the Escrow Property in an escrow account (the “Escrow Account”), subject to the terms and conditions of this Agreement. With its deposit of the Escrow Amount, Omnicell shall deliver to the Escrow Agent a certificate specifying the Closing Date.

2.2          Investment of Escrow Property.  The Escrow Agent shall invest the Escrow Property consisting of cash only in Authorized Investments (as defined below), as directed in writing by Omnicell and the Escrow Holder.  In the absence of written directions, funds shall be invested in the U.S. Bank FDIC Insured Money Market Deposit Account.  For purposes of this Agreement, “Authorized Investments” shall mean any of the investment vehicles described in Exhibit C.  Upon the request of either Omnicell or the Escrow Holder, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to any funds held in the Escrow Account.  Omnicell and the Escrow Holder acknowledge that the fund investment advisor, custodian, distributor and other service providers as described in the prospectus are affiliates of the Escrow Agent, and investment in the fund includes approval of the fund’s fees and expenses as detailed in the prospectus, including advisory and custodial fees and shareholder service expenses (which may be so called 12b-1 shareholder service fees), which fees and expenses are paid to the Escrow Agent, or subsidiaries of the Escrow Agent.  The shares of the funds are not deposits or obligations of, or guaranteed by, any bank including Escrow Agent, or any of its affiliates, nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.  The investment in the fund involves investment risk, including possible loss of principal.  All accrued interest shall become part of the Escrow Property.  All entities entitled to receive interest from the Escrow Account will provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest.  A statement of citizenship will be provided if requested by Escrow Agent.  The Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

2.3          Transferability.  The interests of the Escrow Holder in the Escrow Account and in the Escrow Property, as applicable, shall not be assignable or transferable, other than by operation of law.  No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Omnicell and the Escrow Agent shall have received written notice of such assignment or transfer.

2.4          Trust Fund.  The Escrow Property shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of the Escrow Holder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Property until the Release Date, provided that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Release Date, then the Escrow Agent shall hold and safeguard all or a portion of the Escrow Property (as determined in accordance with Section 4 of this Agreement) until the claim has been resolved and the Escrow Property is released in accordance with this Agreement.

2

3.             ADMINISTRATION OF ESCROW ACCOUNT.  Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

3.1          Claim Notice.  If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Agreement or for which it is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Transactions, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Escrow Agent and the Selling Stockholder.  Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Agreement or is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Transactions; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”)

3.2          Response Notice.  Within 20 business days after receipt by the Escrow Agent of a Claim Notice, the Selling Stockholder may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the “Response Notice”) in which the Selling Stockholder: (a) agrees that the full Claimed Amount is owed to the Indemnitee; (b) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”); or (c) indicates that no part of the Claimed Amount is owed to the Indemnitee.  If the Response Notice is delivered in accordance with clause “(b)” or “(c)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Selling Stockholder’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be.  Any part of the Claimed Amount that is not agreed to be owing to the Indemnitee pursuant to a Claim Notice shall be the “Contested Amount.”  If a Response Notice is not received by the Escrow Agent within such 20-business day period, then the Selling Stockholder shall be deemed to have conclusively agreed that an amount equal to the full Claimed Amount (or if the full Claimed Amount exceeds the value of the Escrow Property, then all of the Escrow Property) may be released to the Indemnitee from the Escrow Account.

3.3          Full Agreement.  If the Selling Stockholder in its Response Notice agrees that the full Claimed Amount (or all of the Escrow Property held in the Escrow Account) is owed to the Indemnitee, or if no Response Notice is delivered in accordance with Section 3.2, the Escrow Agent shall, within 10 business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice on a timely basis in accordance with Section 3.2, within 10 business days following the expiration of the 20 business-day period referred to in Section 3.2), deliver to such Indemnitee, Escrow Property having a value equal to the full Claimed Amount (or if the full Claimed Amount exceeds the value of the Escrow Property, then all of the Escrow Property held).  For purposes of this Agreement only, such payment shall be deemed to be made in full satisfaction of the claim described in such Claim Notice even if the full Claimed Amount exceeds the value of the Escrow Property.

3

3.4          Partial Agreement.  If the Selling Stockholder in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee, the Escrow Agent shall, within 10 business days following the receipt of such Response Notice, deliver to such Indemnitee, Escrow Property having a value equal to the Agreed Amount.  Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

3.5          Dispute Resolution.  If any Response Notice expressly indicates that there is a Contested Amount, the Selling Stockholder and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnitee and the Selling Stockholder resolve such dispute, such resolution shall be binding on the Selling Stockholder (it being understood that any such resolution shall be deemed to have been approved by and binding on the Escrow Holder), and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Selling Stockholder and sent to the Escrow Agent, which shall, promptly after receipt thereof, if applicable, release Escrow Property in accordance with such settlement agreement.  Unless and until the Escrow Agent shall receive written notice signed by the Selling Stockholder and the Indemnitee that any such dispute has been resolved by the Indemnitee and the Selling Stockholder, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

(a)           If the Selling Stockholder and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Response Notice, then the claim described in the Claim Notice shall be settled by binding arbitration (the “Arbitrable Dispute”) in the State of Delaware, in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect.  However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules.  Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute.  The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Selling Stockholder, Indemnitee and the Escrow Agent in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Escrow Holders, the Selling Stockholder, the Escrow Agent and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction.

(b)           Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by Indemnitee and the Selling Stockholder or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(c)           The arbitrator shall be mutually agreed upon by Indemnitee and the Selling Stockholder.  In the event Omnicell and the Selling Stockholder are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in this Section 3.5 clause (d) below.

4

(d)           No arbitrator shall have any past or present family, business or other relationship with Omnicell, Rioux Vision, Inc., the Selling Stockholder, any Indemnittee, any of the Escrow Holders or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended), director or officer thereof, unless following full disclosure of all such relationships, Indemnitee and the Selling Stockholder agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(e)           The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Selling Stockholder.

(f)            No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 3.5.  The Indemnitee and the Selling Stockholder agree to act in good faith to promptly exchange relevant documents.

(g)           The Indemnitee and the Selling Stockholder will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (a) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (b) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(h)           The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement or the Purchase Agreement.

(i)            Except as specifically otherwise provided in this Agreement or the Purchase Agreement, arbitration shall be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Agreement or the Purchase Agreement.

3.6          Timing of Release of Contested Amounts.  Upon resolution of an Arbitrable Dispute, if the arbitrator’s award is payable to the Indemnitee, the Escrow Agent shall, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, release Escrow Property equal to the amount of the award specified in the arbitrator’s decision to the Indemnitee.

3.7          Exercise of Remedies.  Notwithstanding anything to the contrary contained in this Agreement, no Indemnitee (other than Omnicell or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Omnicell (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

5

4.             DISTRIBUTION OF ESCROW PROPERTY.  Within five business days after the Release Date, the Escrow Agent shall distribute or cause to be distributed to the Escrow Holder at such Escrow Holder’s address set forth on EXHIBIT A Escrow Property having a value equal to the Escrow Holder’s allocable portion of the Distribution Amount as set forth on Exhibit A; provided, however, that if prior to the Release Date, any Indemnitee (acting in good faith) has given a Claim Notice containing a claim which has not been resolved prior to the Release Date in accordance with Section 3, then, rather than distributing such Escrow Property to the Escrow Holder, the Escrow Agent shall retain in the Escrow Account after the Release Date, Escrow Property (out of the Distribution Amount) having a value equal to the lesser of (i) 120% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved or (ii) the Distribution Amount. The parties acknowledge that it is appropriate to retain more than 100% of the Claimed Amount in the Escrow Account in recognition of the fact that the Indemnitee will only be estimating the amount of the claim and Indemnitee may be entitled to recover reasonable attorneys’ fees, costs and disbursements.

5.             FEES AND EXPENSES.  The Escrow Agent shall be entitled to receive from time to time fees in accordance with EXHIBIT B.  In accordance with EXHIBIT B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement.  The Escrow Holder, on the one hand, and Omnicell, on the other hand, shall each pay 50% of such fees and expenses.  Any fees due to the Escrow Agent by the Escrow Holder shall be payable by the Selling Stockholder from the Escrow Account as and when such fees and expenses become due. Any fees due to the Escrow Agent by the Omnicell shall be paid by Omnicell within 30 days of receipt of an invoice from the Escrow Agent detailing such fees and expenses. Notwithstanding the foregoing, any fees or expenses incurred as a result of the investment of the Escrow Property pursuant to Section 2.2 of this Agreement (or the liquidation of such investments) shall be deducted from the Escrow Property.

6.             LIMITATION OF ESCROW AGENT’S LIABILITY.

6.1          Duties of Escrow Agent.  The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.  The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct.  In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice, the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

6.2          Indemnification.  Omnicell and the Selling Stockholder hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification, compensation and

6

reimbursement shall survive the termination of this Agreement and the resignation of the Escrow Agent.

7.             TERMINATION.  This Agreement (other than the provisions of Sections 5 and 6.2) shall terminate five business days following the Release Date or, if earlier, upon the release by the Escrow Agent of all of the Escrow Property in accordance with this Agreement; provided, however, that if the Escrow Agent has received from any Indemnitee (acting in good faith) a Claim Notice setting forth a claim that has not been resolved by the Release Date, then this Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Property released in accordance with this Agreement.

8.             SUCCESSOR ESCROW AGENT.  In the event the Escrow Agent becomes unavailable or unwilling to continue as Escrow Agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement.  Such resignation shall take effect not less than 30 days after it is given to all parties hereto.  In such event, Omnicell and the Selling Stockholder may mutually appoint a successor Escrow Agent.  If Omnicell fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.  The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein.  The Escrow Agent shall act in accordance with written instructions from Omnicell as to the transfer of the Escrow Property to a successor Escrow Agent.

9.             SELLING STOCKHOLDER.

9.1          Appointment.  As provided in the Purchase Agreement, by virtue of the adoption of the Purchase Agreement, the Escrow Holder shall be deemed to have approved the indemnification, compensation, reimbursement and escrow terms set forth in the Purchase Agreement and this Agreement and the appointment of the Selling Stockholder, to give and receive notices and communications, to authorize delivery to Indemnitees of the Escrow Property, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 3 of this Agreement and comply with orders of courts and awards of arbitrator(s) with respect to claims of Indemnitees hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Selling Stockholder for the accomplishment of the foregoing and the performance of its duties hereunder.

9.2          Replacement.  If the Selling Stockholder shall die, become disabled (or otherwise be unable to fulfill his responsibilities as the Selling Stockholder), the Escrow Holder (or such successor or assign) shall, within 10 days of such death or disability, appoint a successor to the Selling Stockholder and immediately thereafter notify Omnicell and the Escrow Agent in writing of such appointment.  Unless and until Omnicell and the Escrow Agent shall have received written notice of the appointment of a successor Selling Stockholder, Omnicell and the

7

Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the Selling Stockholder to act on behalf of the Escrow Holder.

10.          MISCELLANEOUS.

10.1        Attorneys’ Fees.  If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.2        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m.  California time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m.  California time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Omnicell:

Omnicell, Inc.

1201 Charleston Road

Mountain View, CA 94043-1337

Attention: General Counsel

Facsimile: (650) 251-6266

if to the Selling Stockholder:

Shawn Rioux

if to the Escrow Agent:

U.S. Bank National Association

633 West 5th Street, 24th Floor

Los Angeles, CA 90071

Attn: Paula Oswald

Phone (213) 615-6043

Fax (213) 615-6197

Email: paula.oswald@usbank.com

Notwithstanding the foregoing, notices to the Escrow Agent shall be effective only upon receipt.  The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by

8

such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

10.3        Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.4        Counterparts and Exchanges by Facsimile.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.  The exchange of a fully executed Agreement (in counterpart or otherwise) by facsimile or other electronic means shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10.5        Applicable Law; Waiver of Jury Trial.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each of the parties hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

10.6        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. Omnicell may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.  However, Omnicell may not delegate its duties hereunder unless Omnicell remains ultimately liable for all Omnicell’s obligations hereunder.  Subject to Section 2.3 of this Agreement, the Escrow Holder may not assign its rights under this Agreement without the express prior written consent of Omnicell, and any attempted assignment of this Agreement or any of such rights by the Escrow Holder without such consent shall be void and of no effect; provided, however, that upon the death of the Escrow Holder, such Escrow Holder’s rights under this Agreement may be transferred in accordance with the laws of descent and distribution.

10.7        Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.8        Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto (it being understood that any amendment executed and delivered by the Selling Stockholder shall be deemed to have been approved by and duly executed and delivered by the Escrow Holder).

9

10.9        Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.10      Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

10.11      Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

10.12      Tax Reporting Information and Certification of Tax Identification Numbers.

(a)           The parties hereto agree that, for tax reporting purposes, any items of income, gain, deduction or expense attributable to the Escrow Account or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to Omnicell until the distribution of the Escrow Account (or a portion thereof) is determined and thereafter to Omnicell and/or the Escrow Holder in accordance with their respective interests in the distribution.  Any amounts paid to the Escrow Holder from the Escrow Account shall be included by he/she as a payment of the purchase consideration for tax purposes (to the extent not treated by them as imputed interest).

(b)           Omnicell and the Escrow Holder agree to provide the Escrow Agent with certified tax identification numbers, and other required information, for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof (or, in the case of a request for additional information, within 30 days of such request).  The Escrow Agent shall comply with all withholding and reporting requirements under the Code.  The parties hereto and the Escrow Holder understand that, if such Tax Reporting Documentation is not furnished to the Escrow Agent in a timely manner, the Escrow Agent may be required by the Code to withhold larger amounts than the Escrow Agent would otherwise be required to withhold.

10.13      Cooperation.  Omnicell and the Selling Stockholder agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

10.14      Reliance on Own Counsel.  Each party to this Agreement represents and warrants to the other parties that such party: (a) has carefully reviewed this Agreement and, to

10

the extent he or it believed necessary or appropriate, has discussed this Agreement with his or its own separate counsel; (b) fully understands this Agreement; and (c) has not relied on the advice of any Person other than (to the extent applicable) his or its own separate counsel in determining whether to execute this Agreement.

10.15      Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.16      U.S.A. Patriot Act Information.  To help the U.S. federal government fight the funding of terrorism and money laundering activities, U.S. federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.  Omnicell and the Selling Stockholder each agree to provide all such information and documentation as to themselves as reasonably requested by Escrow Agent to ensure compliance with U.S. federal law.

11

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

OMNICELL:

OMNICELL, INC.
a Delaware corporation

By:
Name:
Title:

SELLING STOCKHOLDER:

By:
Shawn Rioux

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:

12

Exhibit A

Escrow Holder

Escrow Holder	Address	Allocable Portion
Shawn Rioux		100%

A-1

Exhibit B

Escrow Agent’s Fees And Expenses

Corporate Trust Services — Escrow

Schedule of Fees for Services as

Escrow Agent

Initial Fees

01010

Acceptance Fee (excluding charge for legal counsel and/or legal opinion)
The acceptance fee includes the administrative review of all documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserve the right to refer any and all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Service will provide advance estimates of these legal fees.

		$1,500.00
16156

Counsel Fee
Payable at closing, this Includes fees and expenses of legal counsel as well as the rendering of standard legal opinion, if required. Daniel P. Brown, Esq. of Shipman & Goodwin LLP will serve as Trustee’s counsel.

		Billed at Cost
04460	Escrow Agent Annual Administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration Fees are payable in advance	$3,500.00
SUCE000	Incidental Expenses Charge for miscellaneous expenses such as fax; messenger service, overnight mail, telephone, stationary and postage. This charge is a percent of total Administration Fees charged in advance	6%

B-1

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	AT COST

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect. Examples include:

                       •  taxpayer ID number solicitation

                       •  claim distributions

                       •  execution of amendments/supplement agreements

$100.00 & up $500.00 $100.00 & up

Account approval is subject to review and qualification.  Fees are subject to change at our discretion and upon written notice.  Fees paid in advance will not be prorated.  The fees set forth above and any subsequent modifications thereof are part of your agreement.  Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice.  In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly.  Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account.  Payment of fees constitutes acceptance of the terms and conditions set forth.

“IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT”

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity.  We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

B-2

Exhibit C

Permitted Investments

First American Government Obligations Fund	FGVXX	31846V203
First American Prime Obligation Fund	FAIXX	31846V104
First American Treasury Obligation Fund	FOCXX	31846V807

http://www.firstamericanfunds.com/faf/mut_funds/mny_mkt_funds.html

Fidelity Instl Govt Portfolio CL I #57	FIGXX	316175108
Fidelity Instl Treas Portfolio CL III #696	FCSXX	316175884
Fidelity Instl Treas Portfolio CL 1 #695	FIDITA	992576009

https://advisor.fidelity.com/cdapp/SpecialPage.do?pid=29&ddid=16&dplid=5

Investment in any of the above funds requires written direction to the Escrow Agent.  Please contact the Escrow Agent for the applicable Investment form.

AUTOMATIC MONEY MARKET INVESTMENTS

INVESTMENT AUTHORIZATION LETTER AND

ACCOUNT DESCRIPTION AND TERMS

In the absence of specific written direction to the contrary, the agent for the account(s) identified herein is hereby directed to invest and reinvest proceeds and other available moneys in the following fund as permitted by the operative documents on your behalf:

U.S. Bank FDIC Insured Money Market Deposit Account

This account includes any and all existing and future sub-accounts, unless specific written instructions are given to exclude such accounts from this authorization.  This is a FDIC insured deposit account.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000.

The U.S. Bank Money Market account is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.

C-1

EXHIBIT D

DISPUTE RESOLUTION PROCEDURES

Subject to the provisions of Sections 9.3 and 10.9(f) of the Agreement: (i) if any portion of a claim for indemnification, compensation or reimbursement pursuant to Section 9 of the Agreement (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to the Agreement or the Transactions) is intended to be recovered by the Indemnitee exclusively from any funds remaining in the Escrow Account, such claim shall be brought and resolved exclusively in accordance with the procedures set forth in the Escrow Agreement (it being understood that if the amount that is determined to be owed to the Indemnitee pursuant to such procedures exceeds the amount of the funds held in the Escrow Account, then the Selling Shareholder shall, subject to Section 9.3, pay the amount of such excess to the Indemnitee); and (ii) if a claim for indemnification, compensation or reimbursement pursuant to Section 9 of the Agreement (and, at the option of any Indemnitee, any other claim for a monetary remedy, such as in the case of a claim based upon intentional misrepresentation or fraud, relating to the Agreement or the Transactions) is intended to be recovered by the Indemnitee exclusively from the Selling Stockholder without recourse to the funds held in the Escrow Account, such claim shall be brought and resolved exclusively as follows:

(a)     If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Agreement or for which it is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Transactions, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Selling Stockholder.  Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Agreement or is or may otherwise be entitled to a monetary remedy relating to the Agreement or the Transactions; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b)     During the 20-business day period commencing upon receipt by the Selling Stockholder of a Claim Notice from an Indemnitee (the “Dispute Period”), the Selling Stockholder may deliver to the Indemnitee a written response (the “Response Notice”) in which the Selling Stockholder: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee.  If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Selling Stockholder’s claim that only a portion or no part of the Claimed Amount is owed to the Indemnitee, as the case may be (any part of the Claimed

Amount that is not agreed to be owed to the Indemnitee pursuant to the Indemnitee’s Claim Notice being referred to as the “Contested Amount”).  If a Response Notice is not received by the Indemnitee from the Selling Stockholder prior to the expiration of the Dispute Period, then the Selling Stockholder shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Indemnitee.

(c)     If the Selling Stockholder in its Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, or if no Response Notice is received by the Indemnitee from the Selling Stockholder prior to the expiration of the Dispute Period, the Selling Stockholder shall, within 10 business days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, pay the Claimed Amount to the Indemnitee.

(d)     If the Selling Stockholder in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), the Selling Stockholder shall, within 10 business days following the delivery of such Response Notice pay the Agreed Amount to the Indemnitee.

(e)     If any Response Notice expressly indicates that there is a Contested Amount, the Selling Stockholder and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Selling Stockholder and the Indemnitee resolve such dispute, such resolution shall be binding on the Selling Stockholder and such Indemnitee and a settlement agreement stipulating the amount owed to such Indemnitee (the “Stipulated Amount”) shall be signed by such Indemnitee and the Selling Stockholder.  The Selling Stockholder shall, within 10 business days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, pay the Stipulated Amount to the Indemnitee.

(f)      In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Selling Stockholder, on the other hand, or it is a matter that is subject to a claim or Proceeding asserted or commenced by a third party brought against the Indemnitee or any of the Acquired Companies in a litigation or arbitration), such dispute (an “Arbitrable Dispute”) shall be settled by binding arbitration.  Notwithstanding the preceding sentence, nothing in this Exhibit D shall prevent the Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(i)            Except as herein specifically stated, any Arbitrable Dispute shall be resolved by arbitration in the State of Delaware in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect.  However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules.  Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute.  The final decision of the arbitrator, as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the Selling Stockholder and the Indemnitee in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Selling Stockholder and the Indemnitee, and an order with respect thereto may be entered in any court of competent jurisdiction.

(ii)           Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the Indemnitee and the Selling Stockholder or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(iii)         The arbitrator shall be mutually agreed upon by the Indemnitee and the Selling Stockholder.  In the event the Indemnitee and the Selling Stockholder are unable to agree within 20 days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in clause “(iv)” hereof.

(iv)          No arbitrator shall have any past or present family, business or other relationship with the Indemnitee, the Company, the Selling Stockholder or any “affiliate” (as such term is defined in Rule 12b-2 of the Securities Act of 1933, as amended (the “Securities Act”)), director or officer thereof, unless following full disclosure of all such relationships, the Indemnitee and the Selling Stockholder agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(v)           The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within 60 days of his designation and to render an award (without written opinion) no later than 10 days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnitee and the Selling Stockholder.

(vi)          No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Exhibit D.  The Indemnitee and the Selling Stockholder agree to act in good faith to promptly exchange relevant documents.

(vii)        The Indemnitee and the Selling Stockholder will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(viii)       The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Exhibit D or the Agreement.

(ix)          Except as specifically otherwise provided in this Exhibit D or the Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Exhibit D or the Agreement.

(g)     Upon resolution of the arbitration described in clause “(f)” of this Exhibit D, the Selling Stockholder shall, within 10 business days following the entry of the arbitrator’s decision by a court of competent jurisdiction, or such shorter period of time as may be set forth in the arbitrator’s decision, pay the amount of the award specified in the arbitrator’s decision, if any, to the Indemnitee.

Exhibit E

December    , 2007

Omnicell, Inc.

1201 Charleston Drive

Mountain View, CA 94043-6266

Ladies and Gentlemen:

Reference is made to that certain Stock Purchase Agreement dated as of November •, 2007 (the “Purchase Agreement”), by and among Omnicell, Inc., a Delaware corporation (“Purchaser”), Rioux Vision, Inc., a South Carolina corporation (the “Company”) and Shawn Rioux (the “Selling Stockholder”).

In order to induce Purchaser to consummate the transactions contemplated by the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby covenants and agrees as follows:

1.             Release. The undersigned irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that the undersigned may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of: (a) any written or oral agreements or arrangements occurring, existing or entered into by the undersigned at any time up to and including the date of this letter agreement; and (b) any events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date of this letter agreement, including, without limitation, any Claim: (i) to the effect that the undersigned is or may be entitled to any compensation, benefits or perquisites from the Company; or (ii) otherwise arising (directly or indirectly) out of or in any way connected with the undersigned’s employment or other relationship with the Company; provided, however, that (A) the undersigned is not releasing any rights available to it under the Purchase Agreement or any agreement entered into by the undersigned in connection with the closing of the transactions contemplated by the Purchase Agreement; (B) if (and only if) the undersigned is an employee of the Company, the undersigned is not releasing the undersigned’s rights, if any, with respect to salaries, bonuses and expenses that have accrued prior to the date of this letter agreement in the ordinary course of business consistent with past practices; and (C) if (and only if) the undersigned is an officer or director of the Company, the undersigned is not releasing the undersigned’s rights, if any, to indemnification as an officer or director of the Company under the terms of the Company’s certificate of incorporation and bylaws in effect as of the date of the Purchase Agreement.

E-1

2.             Definitions.  For purposes of this letter agreement:

(a)           the term “Releasees” means:  (i) Purchaser; (ii) the Company; (iii) each of the direct and indirect subsidiaries of Purchaser; (iv) each other affiliate of Purchaser or the Company; and (v) the successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses “(i)” through “(iv)” of this clause “(a)”; and

(b)           the term “Claim” means all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including, without limitation: (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim or right that may be asserted or exercised by the undersigned in the undersigned’s capacity as a stockholder, director, officer or employee of the Company or in any other capacity.

3.             Miscellaneous.  This letter agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of South Carolina (without giving effect to principles of conflicts of laws).  This letter agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. In the event that any provision of this letter agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this letter agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. The delivery of this letter agreement by facsimile or pdf shall be sufficient to bind the undersigned to the terms and conditions of this letter agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

E-2

Very truly yours,

Signature
Name
Address
( )
Telephone ( )
Facsimile

Signature Page to

Form of General Release

EXHIBIT F

CONSENT OF SPOUSE

The undersigned acknowledges that the undersigned has read the Stock Purchase Agreement, dated as of November 29, 2007 among: OMNICELL, INC., a Delaware corporation (the “Purchaser”); RIOUX VISION, INC., a South Carolina corporation (the “Company”); and SHAWN RIOUX (the “Agreement”).  Capitalized terms used and not otherwise defined in this Consent of Spouse have the respective meanings given to them in the Agreement.

The undersigned, intending to be legally bound:

1.             represents and warrants that the undersigned is the spouse of Shawn Rioux;

2.             consents to and approves the execution, delivery and performance by the undersigned’s spouse of, and agrees to be bound by, (i) the Agreement, (ii) the General Release to be executed and delivered by the undersigned’s spouse at the Closing, (iii) the Noncompetition Agreement and (iv) the Closing Certificate;

3.             consents to and approves (i) the sale to the Purchaser of those of the Shares held by the undersigned’s spouse, and (ii) the consummation of the Transactions;

4.             agrees that, as of the Closing, the undersigned’s entire interest (including, without limitation, the undersigned’s entire community property interest), if any, in the Shares shall automatically be assigned and transferred to the Purchaser (without the necessity of any further signature or action on the part of, or any notice to, the undersigned);

5.             agrees that, as of the Closing, any rights or claims that the undersigned may have against or with respect to the Company or any of the Shares shall automatically be fully, irrevocably and unconditionally waived, released and discharged (without the necessity of any further signature or action on the part of, or any notice to, the undersigned);

6.             represents and warrants that the undersigned has never assigned or transferred (and has never purported or agreed to assign or transfer), to any Person, any interest in, or any right or claim against or with respect to, the Company or any of the Shares;

7.             agrees that the undersigned will not assign or transfer (and will not purport, commit, offer, agree or attempt to assign or transfer), to any Person, any interest in, or any right to claim against or with respect to, the Company or any of the Shares;

8.             agrees to execute and deliver any document, and to take any other action, that the Purchaser may reasonably request for the purpose of (i) vesting in the Purchaser good and valid title to the Shares, free of any Encumbrances, or (ii) facilitating, consummating or evidencing any of the Transactions;

1

9.             irrevocably appoints the undersigned’s spouse (with full power of substitution) as the undersigned’s agent and attorney-in-fact for the purpose of executing and delivering (on behalf of the undersigned) any Contract, Consent or other document, and for the purpose of taking any other action, relating directly or indirectly to the Company or any of the Shares; and

10.          represents and warrants that the undersigned has had the opportunity to obtain legal advice, from counsel of the undersigned’s own choosing, as to the undersigned’s legal rights and as to the legal effect of this Consent of Spouse.

The representations, warranties, covenants, obligations and other provisions set forth in this Consent of Spouse shall survive the Closing, notwithstanding any investigation conducted with respect thereto or any Knowledge of the Purchaser or any other Person.

Dated:  November 29, 2007

JENNIFER L. RIOUX

2